EXHIBIT 99.1

Forward-Looking Statements

These financial statements (this “Report”), including Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These statements are based on the current expectations of our management. Forward-looking statements in this Report include, among others, statements regarding: the impact of the merger (the “Merger”) with Carey Watermark Investors 2 Incorporated (“CWI 2”) discussed and defined herein, our expectations regarding the potential impacts on our business of the outbreak of the novel coronavirus (“COVID-19”) and the impact of hurricanes and other natural disasters on certain hotels, including the condition of the properties and cost estimates. It is important to note that our actual results could be materially different from those projected in such forward-looking statements. You should exercise caution in relying on forward-looking statements, as they involve known and unknown risks, uncertainties, and other factors that may materially affect our future results, performance, achievements or transactions. Information on factors that could impact actual results and cause them to differ from what is anticipated in the forward-looking statements contained herein is included in this Report. Except as required by federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”), we do not undertake to revise or update any forward-looking statements.

All references to “Notes” throughout the document refer to the footnotes to the consolidated financial statements (Unaudited).

CWI 1 3/31/2020 10-Q – 1

FINANCIAL INFORMATION

Financial Statements.

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
Assets
Investments in real estate:
Hotels, at cost	$1,889,885	$2,008,496
Accumulated depreciation	(310,883)	(298,949)
Net investments in hotels	1,579,002	1,709,547
Equity investments in real estate	76,434	100,297
Operating lease right-of-use assets	42,907	45,727
Cash and cash equivalents	47,791	70,605
Intangible assets, net	64,387	64,786
Restricted cash	43,924	54,699
Accounts receivable, net	26,263	23,753
Other assets	23,766	25,277
Total assets	$1,904,474	$2,094,691
Liabilities and Equity
Non-recourse debt, net	$1,202,232	$1,206,067
Accounts payable, accrued expenses and other liabilities	86,989	94,849
Operating lease liabilities	71,924	71,733
Due to related parties and affiliates	1,583	3,806
Distributions payable	—	20,357
Total liabilities	1,362,728	1,396,812
Commitments and contingencies (Note 10)
Common stock, $0.001 par value; 300,000,000 shares authorized; 144,217,931 and 142,855,112 shares, respectively, issued and outstanding	144	143
Additional paid-in capital	1,223,974	1,209,678
Distributions and accumulated losses	(732,752)	(562,747)
Accumulated other comprehensive loss	(1,468)	(172)
Total stockholders’ equity	489,898	646,902
Noncontrolling interests	51,848	50,977
Total equity	541,746	697,879
Total liabilities and equity	$1,904,474	$2,094,691

See Notes to Consolidated Financial Statements.

CWI 1 3/31/2020 10-Q – 2

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues
Hotel Revenues
Rooms	$67,850	$96,237
Food and beverage	34,994	42,761
Other operating revenue	11,941	12,725
Business interruption income	193	467
Total Hotel Revenues	114,978	152,190
Expenses
Rooms	17,671	21,993
Food and beverage	24,776	29,085
Other hotel operating expenses	5,908	6,859
Property taxes, insurance, rent and other	17,944	19,800
General and administrative	13,410	13,738
Sales and marketing	11,259	14,071
Repairs and maintenance	4,580	4,962
Utilities	3,401	3,698
Management fees	2,976	4,798
Depreciation and amortization	18,785	18,954
Total Hotel Operating Expenses	120,710	137,958
Impairment charges	120,220	—
Corporate general and administrative expenses	3,589	2,853
Asset management fees to affiliate and other expenses	3,458	3,731
Transaction costs	1,809	256
Loss on hurricane-related property damage	—	232
Total Expenses	249,786	145,030
Operating (loss) income	(134,808)	7,160
Equity in losses of equity method investments in real estate, net	(23,393)	(540)
Interest expense	(14,429)	(16,408)
Other income	122	122
Loss before income taxes	(172,508)	(9,666)
Benefit from (provision for) income taxes	3,363	(120)
Net Loss	(169,145)	(9,786)
Income attributable to noncontrolling interests (inclusive of Available Cash Distributions to a related party of $0 and $1,899 respectively)	(860)	(4,578)
Net Loss Attributable to CWI Stockholders	$(170,005)	$(14,364)
Basic and Diluted Loss Per Share	$(1.18)	$(0.10)
Basic and Diluted Weighted-Average Shares Outstanding	143,860,260	140,691,355

See Notes to Consolidated Financial Statements.

CWI 1 3/31/2020 10-Q – 3

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2020	2019
Net Loss	$(169,145)	$(9,786)
Other Comprehensive Loss
Unrealized loss on derivative instruments	(1,285)	(125)
Comprehensive Loss	(170,430)	(9,911)

Amounts Attributable to Noncontrolling Interests
Net income	(860)	(4,578)
Unrealized gain on derivative instruments	(11)	—
Comprehensive income attributable to noncontrolling interests	(871)	(4,578)
Comprehensive Loss Attributable to CWI Stockholders	$(171,301)	$(14,489)

See Notes to Consolidated Financial Statements.

CWI 1 3/31/2020 10-Q – 4

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)
(in thousands, except share and per share amounts)

	CWI Stockholders
	Shares	Common Stock	Additional Paid-In Capital	Distributions and Accumulated Losses	Accumulated Other Comprehensive Loss	Total CWI Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance at January 1, 2020	142,855,112	$143	$1,209,678	$(562,747)	$(172)	$646,902	$50,977	$697,879
Net (loss) income				(170,005)		(170,005)	860	(169,145)
Shares issued, net of offering costs	1,016,651	1	10,537			10,538		10,538
Shares issued to affiliates	416,183	—	4,324			4,324		4,324
Shares issued under share incentive plans			138			138		138
Other comprehensive (loss) income					(1,296)	(1,296)	11	(1,285)
Repurchase of shares	(70,015)	—	(703)			(703)		(703)
Balance at March 31, 2020	144,217,931	$144	$1,223,974	$(732,752)	$(1,468)	$489,898	$51,848	$541,746

Balance at January 1, 2019	139,627,375	$140	$1,174,887	$(471,130)	$(286)	$703,611	$53,771	$757,382
Net (loss) income				(14,364)		(14,364)	4,578	(9,786)
Shares issued, net of offering costs	1,041,452	1	10,828			10,829		10,829
Shares issued to affiliates	336,945	—	3,507			3,507		3,507
Distributions to noncontrolling interests						—	(3,575)	(3,575)
Shares issued under share incentive plans			84			84		84
Stock-based compensation to directors	2,882	—	30			30		30
Distributions declared ($0.1425 per share)				(20,092)		(20,092)		(20,092)
Other comprehensive loss					(125)	(125)	—	(125)
Repurchase of shares	(808)	—	(8)			(8)		(8)
Balance at March 31, 2019	141,007,846	$141	$1,189,328	$(505,586)	$(411)	$683,472	$54,774	$738,246

See Notes to Consolidated Financial Statements.

CWI 1 3/31/2020 10-Q – 5

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2020	2019
Cash Flows — Operating Activities
Net loss	$(169,145)	$(9,786)
Adjustments to net loss:
Impairment charges	120,220	—
Equity in losses of equity method investments in real estate, net	23,393	540
Depreciation and amortization	18,785	18,954
Asset management fees to affiliates settled in shares	3,219	3,563
Amortization of deferred financing costs and other	736	696
Business interruption income	(193)	(467)
Amortization of stock-based compensation expense	138	113
Loss on hurricane-related property damage	—	232
Net changes in other operating assets and liabilities	(9,593)	(2,491)
Net decrease in operating lease right-of-use assets	1,702	2,009
Insurance proceeds for remediation work due to hurricane damage	326	1,285
Business interruption insurance proceeds	193	467
Net increase in operating lease liabilities	191	288
Receipt of key money and other deferred incentive payments	65	500
Increase (decrease) in due to related parties and affiliates	12	(1,053)
Distributions of earnings from equity method investments	—	614
Funding of hurricane/fire-related remediation work	—	(3)
Net Cash (Used in) Provided by Operating Activities	(9,951)	15,461

Cash Flows — Investing Activities
Capital expenditures	(6,511)	(9,938)
Payment of Watermark commitment fee	(1,151)	—
Capital contributions to equity investments in real estate	(904)	(1,690)
Hurricane-related property insurance proceeds	—	5,059
Repayments of loan receivable	—	54
Distributions from equity investments in excess of cumulative equity income	—	25
Net Cash Used in Investing Activities	(8,566)	(6,490)

Cash Flows — Financing Activities
Distributions paid	(20,357)	(19,898)
Net proceeds from issuance of shares	10,554	10,830
Scheduled payments and prepayments of mortgage principal	(4,496)	(4,223)
Repurchase of shares	(703)	(11)
Deferred financing costs	(70)	(10)
Distributions to noncontrolling interests	—	(3,575)
Proceeds from mortgage financing	—	546
Other financing activities, net	—	(99)
Net Cash Used in Financing Activities	(15,072)	(16,440)

Change in Cash and Cash Equivalents and Restricted Cash During the Period
Net decrease in cash and cash equivalents and restricted cash	(33,589)	(7,469)
Cash and cash equivalents and restricted cash, beginning of period	125,304	121,130
Cash and cash equivalents and restricted cash, end of period	$91,715	$113,661

See Notes to Consolidated Financial Statements.

CWI 1 3/31/2020 10-Q – 6

CAREY WATERMARK INVESTORS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Business

Organization

At March 31, 2020, Carey Watermark Investors Incorporated (“CWI 1”) was a publicly owned, non-traded real estate investment trust (“REIT”) that, together with its consolidated subsidiaries, invested in, managed and sought to enhance the value of, interests in lodging and lodging-related properties in the United States. We conducted substantially all of our investment activities and owned all of our assets through CWI OP, LP (the “Operating Partnership”). We were a general partner and a limited partner of, and owned a 99.985% capital interest in, the Operating Partnership. Carey Watermark Holdings, LLC (“Carey Watermark Holdings”), which was owned indirectly by both W. P. Carey Inc. (“WPC”) and Watermark Capital Partners, LLC (“Watermark Capital”), held a special general partner interest in the Operating Partnership.

At March 31, 2020, we were managed by Carey Lodging Advisors, LLC (our “Advisor”), an indirect subsidiary of WPC. Our Advisor managed our overall portfolio, including providing oversight and strategic guidance to the independent hotel operators that managed our hotels. CWA, LLC (the “Subadvisor”), a subsidiary of Watermark Capital, provided services to our Advisor, primarily relating to acquiring, managing, financing and disposing of our hotels and overseeing the independent operators that managed the day-to-day operations of our hotels. In addition, the Subadvisor provided us with the services of Mr. Michael G. Medzigian, our Chief Executive Officer, subject to the approval of our independent directors.

We held ownership interests in 24 hotels at March 31, 2020, including 20 hotels that we consolidated (“Consolidated Hotels”) and four hotels that we recorded as equity investments (“Unconsolidated Hotels”).

Merger with CWI 2

On April 13, 2020, we completed the previously announced merger (the “Merger”) of Apex Merger Sub LLC (“Merger Sub”), a direct, wholly owned subsidiary of Carey Watermark Investors 2 Incorporated (“CWI 2” or, following the completion of the Merger, the “Combined Company”), with and into CWI 1, in an all-stock transaction. After giving effect to the Merger, CWI 1 became a wholly owned subsidiary of CWI 2. The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of October 22, 2019 (as amended, the “Merger Agreement”), by and among us, CWI 2 and Merger Sub. The Combined Company has been renamed Watermark Lodging Trust, Inc. On April 13, 2020, we also filed a Form 15 with the SEC, thereby suspending any further reporting obligations for CWI 1.

Immediately following the effective time of the Merger, the Combined Company completed an internalization transaction with our Advisor and Subadvisor, as a result of which the Combined Company became self-managed.

The Merger will be accounted for as a business combination in accordance with current authoritative accounting guidance. CWI 1 will be the accounting acquiror in the Merger as (i) CWI 1’s pre-merger stockholders will have a majority of the voting power in the Combined Company after the Merger and (ii) CWI 1 is significantly larger than CWI 2 when considering assets and revenues. As CWI 1 will be the accounting acquiror while CWI 2 will be the legal acquiror, the Merger will be accounted for as a reverse acquisition, and therefore, the historical financial information included in the Combined Company’s financial statements would represent the pre-merger information of CWI 1.

See Note 13 for a further description of the Merger and related transactions.

COVID-19, Management’s Plans and Liquidity

In March 2020, the World Health Organization declared COVID-19 to be a global pandemic. The pandemic has had a material adverse effect on the Combined Company’s business, results of operations, financial condition and cash flows and will continue to do so for the reasonably foreseeable future. As of the date of this Report, 24 of the Combined Company’s hotels are operating at significantly reduced levels of occupancy, staffing and expenses and operations at the remaining 8 hotels are fully suspended. While the Combined Company has seen improving demand at some of the its properties as states and cities across the United States have loosened stay-at-home restrictions, the Combined Company expects the recovery to occur unevenly across its portfolio, with hotels that cater to business travel recovering more slowly than resort properties. Given the uncertainty as to the ultimate severity and duration of the COVID‑19 outbreak and its effects, and the potential for its recurrence, the Combined

CWI 1 3/31/2020 10-Q – 7

Notes to Consolidated Financial Statements (Unaudited)

Company cannot estimate with reasonable certainty the impact on its business, financial condition or near- or long-term financial or operational results.

At March 31, 2020, which was prior to the closing of the Merger, CWI 1 and CWI 2 had unrestricted cash of $47.8 million and $73.0 million, respectively. As of June 15, 2020, the Combined Company had unrestricted cash of $102.3 million. As discussed further below, the Combined Company entered into cash management agreements with certain of its lenders either because it was not meeting certain financial covenants or in consideration of the lenders granting the Combined Company relief, which restricts it from utilizing cash generated from its hotels. In light of the foregoing, the Combined Company has assessed its current financial condition, including current cash available, forecasted future cash flows and its contractual obligations over the next 12 months from the date of this Report, as well as the uncertainty surrounding the impact of the COVID-19 pandemic on the Combined Company’s operations as discussed above, and have determined that there is substantial doubt about its ability to continue as a going concern for the next 12 months after the date of this Report. This assessment assumes the Combined Company does not receive any additional proceeds from assets sales or equity- or debt-financing transactions. As discussed below, the Combined Company is actively pursuing asset sales and other capital raising strategies. The consolidated financial statements have been prepared assuming that the Combined Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

The Combined Company has taken decisive actions to help mitigate the effects of the COVID-19 pandemic on its operational results and to preserve its liquidity at both the operational level and corporate level, including:

•
Significantly reducing hotel operating costs: the Combined Company suspended all operations at 17 hotels and significantly reduced operations at the remaining hotels, primarily by reducing staffing, furloughing employees, eliminating non-essential amenities and services and closing several floors and beverage outlets. One of these hotels reopened in May and 8 hotels reopened in June, through the date of this Report, in response to demand or lessening of government restrictions;

•	Working with the Combined Company’s lenders on debt forbearance plans, as discussed below;

•	Suspending distributions on, and redemptions of, the Combined Company’s common stock, subject to limited exceptions to date;

•	Actively pursuing certain asset sales and other potential capital-raising transactions;

•	Significantly reducing the Combined Company’s planned renovation activity by either canceling or deferring this activity to future periods, other than completing projects that are near completion;

•
Using a portion of the Combined Company’s furniture, fixtures and equipment reserves accounts for expenses at its properties, as well as temporarily suspending required contributions to the furniture, fixture and equipment replacement reserves at certain of its hotels, to the extent permitted by the Combined Company’s lenders; and

•	Reducing the cash compensation payable to the Combined Company’s senior management and board of directors.

We and CWI 2 had total indebtedness of $1.2 billion and $839.0 million outstanding, respectively, at March 31, 2020, all of which is mortgage indebtedness and is generally non-recourse, subject to customary non-recourse carve-outs, except that we have provided certain lenders with limited corporate guaranties for items such as taxes, deferred debt service and amounts drawn from furniture, fixtures and equipment reserves to pay expenses, in connection with loan modification agreements. Of the aggregate $2.0 billion of indebtedness outstanding at March 31, 2020, approximately $490.7 million is scheduled to mature during the 12 months after the date of this Report, of which the Combined Company has extension options with respect to $224.2 million of this total; however, the Combined Company cannot exercise these options if we are not then in compliance with certain financial covenants in the loans and there is no assurance that we will be able to meet these requirements. The Combined Company is actively working with our lenders on debt forbearance plans. The Combined Company has sought relief from all of our lenders to defer interest and principal payments and temporarily waive the application of certain cash flow covenants. As of the date of this Report, the Combined Company has executed loan modifications on 18 of our 32 mortgage loans, aggregating $1.3 billion of indebtedness, under which interest and principal payments have been temporarily deferred and/or temporary covenant relief has been granted, including four loans for which we were not in compliance with certain financial covenants as of March 31, 2020. In addition, at March 31, 2020, we and CWI 2, collectively, were not in compliance with certain financial covenants under four mortgage loans, aggregating $167.8 million of indebtedness, and as a result entered into cash management agreements with the lender. We have determined that we are likely to be unable to satisfy certain covenants in the future on most, if not all, of our mortgage loans depending on the length of the pandemic, and the Combined Company is planning to seek additional relief from our lenders. If the Combined Company is unable to repay, refinance or extend maturing mortgage loans, or if we breach a covenant and do not get a waiver from the applicable lenders, the lenders may declare events of default and seek to foreclose on the underlying hotels. The Combined Company may choose to turn over one or more hotels back to the related mortgage lender. Even if the Combined Company is able to obtain payment or covenant

CWI 1 3/31/2020 10-Q – 8

Notes to Consolidated Financial Statements (Unaudited)

relief, it may incur increased costs and increased interest rates and may agree to additional restrictive covenants and other lender protections related to the mortgage loans.

The Combined Company is actively seeking to raise capital through a variety of strategies. The Combined Company is actively marketing certain assets for sale and have identified additional assets that could be sold if needed. As of the date of this Report, the Combined Company has sold its 100% ownership interest in the Hutton Hotel Nashville to an unaffiliated third party for a contractual sales price of $70.0 million, with net proceeds of $26.8 million after the repayment of the related mortgage loan. The sales price reflects a discount compared to the property's pre-COVID-19 value. Other sales in the near term, to the extent undertaken, may also occur at discounted valuations. The Combined Company is actively exploring strategic financing transactions, which may include the issuance of additional preferred and/or common stock and/or the incurrence of additional indebtedness. There can be no assurance as to the certainty or timing of any such transactions.

Public Offerings

We raised $575.8 million through our initial public offering, which ran from September 15, 2010 through September 15, 2013, and $577.4 million through our follow-on offering, which ran from December 20, 2013 through December 31, 2014. We have fully invested the proceeds from both our initial public offering and follow-on offering. In addition, from inception through March 31, 2020, $267.2 million of distributions were reinvested in our common stock through our distribution reinvestment plan (“DRIP”).

Note 2. Summary of Significant Accounting Policies

Critical Accounting Policies and Estimates

Accounting for Acquisitions

In accordance with the guidance for business combinations, we determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under both methods, we recognize the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase. We capitalize acquisition-related costs and fees associated with asset acquisitions. We immediately expense acquisition-related costs and fees associated with business combinations.

Impairments

We periodically assess whether there are any indicators that the value of our long-lived real estate and related intangible assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, when a hotel property experiences a current or projected loss from operations, when it becomes more likely than not that a hotel property will be sold before the end of its useful life, or when there are adverse changes in the demand for lodging due to declining national or local economic conditions. We may incur impairment charges on long-lived assets, including real estate, related intangible assets, assets held for sale and equity investments. Our policies and estimates for evaluating whether these assets are impaired are presented below.

Real Estate — For real estate assets held for investment and related intangible assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property’s asset group to the estimated future net undiscounted cash flow that we expect the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. The undiscounted cash flow analysis requires us to make our best estimate of, among other things, net operating income, residual values and holding periods.

CWI 1 3/31/2020 10-Q – 9

Notes to Consolidated Financial Statements (Unaudited)

Our investment objective is to hold properties on a long-term basis. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets and associated intangible assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows and, if warranted, we apply a probability-weighted method to the different possible scenarios. If the future net undiscounted cash flow of the property’s asset group is less than the carrying value, the carrying value of the property’s asset group is considered not recoverable. We then measure the loss as the excess of the carrying value of the property’s asset group over its estimated fair value. The estimated fair value of the property’s asset group is primarily determined using market information from outside sources such as broker quotes or recent comparable sales. If relevant market information is not available or is not deemed appropriate, we perform a future net cash flow analysis, discounted for the inherent risk associated with each investment.

Equity Investments in Real Estate — We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent an impairment has occurred and is determined to be other-than-temporary, we measure the charge as the excess of the carrying value of our investment over its estimated fair value.

Other Accounting Policies

Basis of Presentation — The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). In the opinion of management, the unaudited financial information presented reflects all normal and recurring adjustments necessary for a fair statement of financial position, results of operations and cash flows. Operating results for interim periods are not necessarily indicative of operating results for an entire year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Basis of Consolidation — Our consolidated financial statements reflect all of our accounts, including those of our controlled subsidiaries. The portions of equity in consolidated subsidiaries that are not attributable, directly or indirectly, to us are presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

When we obtain an economic interest in an entity, we evaluate the entity to determine if it should be deemed a variable interest entity (“VIE”), and, if so, whether we are the primary beneficiary and are therefore required to consolidate the entity. We apply the accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Certain decision-making rights within a loan or joint-venture agreement can cause us to consider an entity a VIE. Limited partnerships and other similar entities that operate as a partnership will be considered a VIE unless the limited partners hold substantive kick-out rights or participation rights. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of the VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The liabilities of these VIEs are non-recourse to us and can only be satisfied from each VIE’s respective assets.

CWI 1 3/31/2020 10-Q – 10

Notes to Consolidated Financial Statements (Unaudited)

At both March 31, 2020 and December 31, 2019, we considered five entities to be VIEs, four of which we consolidated as we are considered the primary beneficiary. The following table presents a summary of selected financial data of consolidated VIEs included in the consolidated balance sheets (in thousands):

	March 31, 2020	December 31, 2019
Net investments in hotels	$491,817	$494,304
Intangible assets, net	36,845	37,045
Total assets	564,985	566,075

Non-recourse debt, net	$340,531	$341,263
Total liabilities	372,800	376,004

Reclassifications — Certain prior period amounts have been reclassified to conform to the current period presentation.

Restricted Cash — Restricted cash consists primarily of amounts escrowed pursuant to the terms of our mortgage debt to fund planned renovations and improvements, property taxes, insurance, and normal replacement of furniture, fixtures and equipment at our hotels. The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets to the consolidated statements of cash flows (in thousands):

	March 31, 2020	December 31, 2019
Cash and cash equivalents	$47,791	$70,605
Restricted cash	43,924	54,699
Total cash and cash equivalents and restricted cash	$91,715	$125,304

Share Repurchases — Share repurchases are recorded as a reduction of common stock par value and additional paid-in capital under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions, and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors.

Real Estate — We carry land, buildings and personal property at cost less accumulated depreciation. We capitalize improvements and we expense replacements, maintenance and repairs that do not improve or extend the life of the respective assets as incurred. Renovations and/or replacements at the hotel properties that improve or extend the life of the assets are capitalized and depreciated over their useful lives, and repairs and maintenance are expensed as incurred. We capitalize interest and certain other costs, such as incremental labor costs relating to hotels undergoing major renovations and redevelopments.

Equity Investments in Real Estate — We classify distributions received from equity method investments using the cumulative earnings approach. Distributions received are considered returns on the investment and classified as cash inflows from operating activities. If, however, the investor’s cumulative distributions received, less distributions received in prior periods determined to be returns of investment, exceeds cumulative equity in earnings recognized, the excess is considered a return of investment and is classified as cash inflows from investing activities.

Cash — Our cash is held in the custody of several financial institutions, and these balances, at times, exceed federally-insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.

Other Assets and Liabilities — At both March 31, 2020 and December 31, 2019, Other assets consisted primarily of prepaid expenses, hotel inventories and vendor deposits in the consolidated financial statements, as well as included deferred costs related to an agreement entered into with Watermark and Mr. Medzigian (see Note 3 for further discussion). At both March 31, 2020 and December 31, 2019, Other liabilities, which are included in Accounts payable, accrued expenses and other liabilities, consisted primarily of hotel advance deposits, sales and use and occupancy taxes payable, unamortized key money, deferred tax liabilities and accrued income taxes.

CWI 1 3/31/2020 10-Q – 11

Notes to Consolidated Financial Statements (Unaudited)

Deferred Financing Costs — Deferred financing costs represent costs to obtain mortgage financing. We amortize these charges to interest expense over the term of the related mortgage using a method which approximates the effective interest method. Deferred financing costs are presented in the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability.

Segments — We operate in one business segment, hospitality, with domestic investments.

Hotel Revenue Recognition — Revenue consists of amounts derived from hotel operations, including the sale of rooms, food and beverage and revenue from other operating departments, such as parking, spa, resort fees and gift shops, and is presented on a disaggregated basis on the consolidated statements of operations. These revenues are recorded net of any sales or occupancy taxes, which are collected from our guests as earned. All rebates or discounts are recorded as a reduction in revenue and there are no material contingent obligations with respect to rebates or discounts offered by us.

We recognize revenue when control of the promised good or service is transferred to the guest, in an amount that reflects the consideration we expect to receive in exchange for the promised good or service. Room revenue is generated through contracts with guests whereby the guest agrees to pay a daily rate for the right to use a hotel room and applicable amenities for an agreed upon length of stay. Our contract performance obligations are fulfilled at the end of the day that the guest is provided the room and revenue is recognized daily at the contract rate. Food and beverage revenue, including restaurant and banquet and catering services, are recognized at a point in time once food and beverage has been provided. Other operating department revenue for services such as parking, spa and other ancillary services, is recognized at a point in time when the goods and services are provided to the guest. We may engage third parties to provide certain services at the hotel, for example, audiovisual services. We evaluate each of these contracts to determine if the hotel is the principal or the agent in the transaction, and record the revenues as appropriate (i.e., gross vs. net).

Payment is due at the time that goods or services are rendered or billed. For room revenue, payment is typically due and paid in full at the end of the stay with some guests prepaying for their rooms prior to the stay. For package revenue, where ancillary guest services are included with the guests’ hotel reservations in a package arrangement, we allocate revenue based on the stand-alone selling price for each of the components of the package. We applied a practical expedient to not disclose the value of unsatisfied performance obligations for contracts that have an original expected length of one year or less. Any contracts that have an original expected length of greater than one year are insignificant.

Capitalized Costs — We capitalize interest and certain other costs, such as property taxes, land leases, property insurance and incremental labor costs relating to hotels undergoing major renovations and redevelopments. We begin capitalizing interest as we incur disbursements, and capitalize other costs when activities necessary to prepare the asset ready for its intended use are underway. We cease capitalizing these costs when construction is substantially complete.

Depreciation and Amortization — We compute depreciation for hotels and related building improvements using the straight-line method over the estimated useful lives of the properties (limited to 40 years for buildings and ranging from four years up to the remaining life of the building at the time of addition for building improvements), site improvements (generally four to 15 years) and furniture, fixtures and equipment (generally one to 12 years).

We compute amortization of intangible assets and liabilities using the straight-line method over the estimated useful life of the asset or liability. See Note 6 for the range of lives by asset or liability.

Derivative Instruments — We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated, and that qualified, as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. In accordance with fair value measurement guidance, counterparty credit risk is measured on a net portfolio position basis.

CWI 1 3/31/2020 10-Q – 12

Notes to Consolidated Financial Statements (Unaudited)

Income Taxes — We elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our REIT net taxable income to our stockholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income taxes on our income and gains that we distribute to our stockholders as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, as well as other factors. We believe that we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT.

We conduct business in various states and municipalities within the United States, and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. As a result, we are subject to certain state and local taxes and a provision for such taxes is included in the consolidated financial statements.

We elect to treat certain of our corporate subsidiaries as taxable REIT subsidiaries (“TRSs”). In general, a TRS may perform additional services for our investments and generally may engage in any real estate or non-real estate-related business (except for the operation or management of health care facilities or lodging facilities or providing to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal, state and local income taxes.

Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves based on a benefit recognition model, which could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. We derecognize the tax position when it is no longer more likely than not of being sustained.

Our earnings and profits, which determine the taxability of distributions to stockholders, differ from net income reported for financial reporting purposes due primarily to differences in depreciation and timing differences of certain income and expense recognitions, for federal income tax purposes. Deferred income taxes relate primarily to our TRSs and are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of our TRSs and their respective tax bases and for their operating loss and tax credit carry forwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.

We recognize deferred income taxes in certain of our subsidiaries taxable in the United States. Deferred income taxes are generally the result of temporary differences (items that are treated differently for tax purposes than for U.S. GAAP purposes. In addition, deferred tax assets arise from unutilized tax net operating losses, generated in prior years. Deferred income taxes are computed under the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial bases of assets and liabilities. We provide a valuation allowance against our deferred income tax assets when we believe that it is more likely than not that all or some portion of the deferred income tax asset may not be realized. Whenever a change in circumstances causes a change in the estimated realizability of the related deferred income tax asset, the resulting increase or decrease in the valuation allowance is included in deferred income tax expense (benefit).

Share-Based Payments — We have granted restricted stock units (“RSUs”) to our independent directors and certain employees of the Subadvisor. RSUs issued to our independent directors vest immediately; RSUs issued to employees of the Subadvisor generally vest over three years, subject to continued employment. The expense recognized for share-based payment transactions for awards made to directors is based on the grant date fair value estimated in accordance with current accounting guidance for share-based payments. Share-based payment transactions for awards made to employees of the Subadvisor are based on the fair value of the services received. We recognize these compensation costs only for those shares expected to vest on a straight-line basis over the requisite service period of the award. We include share-based payment transactions within Corporate general and administrative expense.

Transaction Costs — Transaction costs are costs incurred in connection with the Merger and related transactions, discussed in Note 1, and included legal, accounting, investor relations and other transaction costs. These costs are expensed as incurred in the consolidated statements of operations.

CWI 1 3/31/2020 10-Q – 13

Notes to Consolidated Financial Statements (Unaudited)

Income Attributable to Noncontrolling Interests — Earnings attributable to noncontrolling interests are recognized in accordance with each respective investment agreement and, where applicable, based upon the allocation of the investment’s net assets at book value as if the investment was hypothetically liquidated at the end of each reporting period.

Loss Per Share — We have a simple equity capital structure with only common stock outstanding. As a result, loss per share, as presented, represents both basic and dilutive per-share amounts for all periods presented in the consolidated financial statements.

Recent Accounting Pronouncements

Pronouncements Adopted as of March 31, 2020

In March 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 contains practical expedients for reference rate reform-related activities that impact debt, leases, derivatives, and other contracts. The guidance in ASU 2020-04 is optional and may be elected over time as reference rate reform activities occur. During the first quarter of 2020, we elected to apply the hedge accounting expedients related to probability and the assessments of effectiveness for future London Interbank Offered Rate (“LIBOR”) indexed cash flows to assume that the index upon which future hedged transactions will be based matches the index on the corresponding derivatives. Application of these expedients preserves the presentation of derivatives consistent with past presentation. We will continue to evaluate the impact of the guidance and may apply other elections as applicable as additional changes in the market occur.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses. ASU 2016-13 replaces the “incurred loss” model with an “expected loss” model, resulting in the earlier recognition of credit losses even if the risk of loss is remote. This standard applies to financial assets measured at amortized cost and certain other instruments, including loans receivable. This standard does not apply to receivables arising from operating leases, which are within the scope of Topic 842. We adopted this guidance for our interim and annual periods beginning January 1, 2020. The adoption of this standard did not have a material impact on our consolidated financial statements.

Note 3. Agreements and Transactions with Related Parties

Agreements with Our Advisor and Affiliates

As of March 31, 2020, we had an advisory agreement with our Advisor (the “Advisory Agreement”) to perform certain services for us under a fee arrangement, including managing our overall business, our investments and certain administrative duties. Our Advisor also had a subadvisory agreement with the Subadvisor (the “Subadvisory Agreement”) whereby our Advisor paid 20% of its fees earned under the Advisory Agreement to the Subadvisor in return for certain personnel services. Upon completion of the Merger on April 13, 2020 (Note 13), both the Advisory Agreement and Subadvisory Agreement were terminated.

The following tables present a summary of fees we paid; expenses we reimbursed; and distributions we made to our Advisor, the Subadvisor and other affiliates, as described below, in accordance with the terms of those agreements (in thousands):

	Three Months Ended March 31,
	2020	2019
Amounts Included in the Consolidated Statements of Operations
Asset management fees	$3,316	$3,563
Personnel and overhead reimbursements	1,565	1,616
Available Cash Distributions	—	1,899
Interest expense	—	362
	$4,881	$7,440

CWI 1 3/31/2020 10-Q – 14

Notes to Consolidated Financial Statements (Unaudited)

The following table presents a summary of the amounts included in Due to related parties and affiliates in the consolidated financial statements (in thousands):

	March 31, 2020	December 31, 2019
Amounts Due to Related Parties and Affiliates
Reimbursable costs due to our Advisor	$1,460	$1,524
Other amounts due to our Advisor	97	1,105
Due to other related parties and affiliates	26	26
Watermark commitment agreement	—	1,151
	$1,583	$3,806

Asset Management Fees, Disposition Fees and Loan Refinancing Fees

As of March 31, 2020, we paid our Advisor an annual asset management fee equal to 0.5% of the aggregate average market value of our investments, as described in the Advisory Agreement. Our Advisor was also entitled to receive disposition fees of up to 1.5% of the contract sales price of a property, as well as a loan refinancing fee of up to 1.0% of the principal amount of a refinanced loan, if certain conditions described in the Advisory Agreement were met. If our Advisor elected to receive all or a portion of its fees in shares of our common stock, the number of shares issued was determined by dividing the dollar amount of fees by our most recently published estimated net asset value per share (“NAV”). Upon completion of the Merger on April 13, 2020 (Note 13), the Advisory Agreement was terminated and these fees ceased being incurred. For the three months ended March 31, 2020 and 2019, we settled $4.3 million and $3.5 million, respectively, of asset management fees in shares of our common stock at our Advisor’s election. At March 31, 2020, our Advisor owned 6,037,165 shares (4.2%) of our outstanding common stock. Asset management fees are included in Asset management fees to affiliate and other expenses in the consolidated financial statements.

Available Cash Distributions

As of March 31, 2020, Carey Watermark Holdings’ special general partner interest entitled it to receive distributions of 10% of Available Cash (as defined in the limited partnership agreement of the Operating Partnership) (“Available Cash Distributions”) generated by the Operating Partnership, subject to certain limitations. Available Cash Distributions are included in (Income) loss attributable to noncontrolling interests in the consolidated financial statements. In connection with the internalization of the management of the Combined Company (Note 1), the Operating Partnership and CWI 2 OP, LP redeemed the special general partnership interests held by Carey Watermark Holdings and Carey Watermark Holdings 2, LLC (“Carey Watermark Holdings 2”) in the Operating Partnership and CWI 2 OP, LP, respectively, as further described in Note 13. Following the redemption, Carey Watermark Holdings and Carey Watermark Holdings 2 have no further liability or obligation pursuant to the limited partnership agreements of the Operating Partnership or CWI 2 OP, LP, respectively.

Personnel and Overhead Reimbursements/Reimbursable Costs

As of March 31, 2020, under the terms of the Advisory Agreement, our Advisor generally allocated expenses of dedicated and shared resources, including the cost of personnel, rent and related office expenses, between us and CWI 2, based on total pro rata hotel revenues on a quarterly basis. Pursuant to the Subadvisory Agreement, after we reimbursed our Advisor, it would subsequently reimburse the Subadvisor for personnel costs and other charges, including the services of our Chief Executive Officer, subject to the approval of our board of directors. Upon completion of the Merger on April 13, 2020 (Note 13), both the Advisory Agreement and Subadvisory Agreement were terminated and these expenses ceased being incurred. These reimbursements are included in Corporate general and administrative expenses and Due to related parties and affiliates in the consolidated financial statements and were settled in cash. We have also granted restricted stock units to employees of the Subadvisor pursuant to our 2010 Equity Incentive Plan.

Other Amounts Due to our Advisor

At December 31, 2019, this balance primarily represented asset management fees payable to our Advisor.

CWI 1 3/31/2020 10-Q – 15

Notes to Consolidated Financial Statements (Unaudited)

Other Transactions with Affiliates

Commitment Agreement

On October 1, 2019, we, CWI 2, Watermark and Mr. Medzigian, the chief executive officer of both us and CWI 2, entered into a commitment agreement pursuant to which we and CWI 2 agreed to pay Watermark a total of $6.95 million in consideration of the commitments of Watermark and Mr. Medzigian to wind down and ultimately liquidate a private fund that was formed to raise capital to invest in lodging properties, and to devote their business activities exclusively to the affairs of us and CWI 2 and certain other activities set forth in the commitment agreement, with the exception of the wind-down of the private fund and performing asset management services for two hotels owned by WPC (one of which was subsequently sold). Of the total $6.95 million, $5.0 million was paid on October 25, 2019, of which $3.0 million was allocated to and paid by us, and was included in Other assets in the consolidated balance sheet at both March 31, 2020 and December 31, 2019 as a deferred cost. The remaining balance of $1.95 million was paid on January 15, 2020, of which $1.2 million was allocated to and paid by us, and was included as a payable in Due to other related parties and affiliates at December 31, 2019 and a deferred cost in Other assets in the consolidated balance sheet at both March 31, 2020 and December 31, 2019.

WPC Credit Facility

On September 26, 2017, we entered into a secured credit facility (the “WPC Credit Facility”) with our Operating Partnership as borrower and WPC as lender. The WPC Credit Facility consists of (i) a bridge term loan of up to $75.0 million (the “Bridge Loan”) for the purpose of acquiring an interest in the Ritz-Carlton Bacara, Santa Barbara Venture and (ii) a $25.0 million revolving working capital facility (the “Working Capital Facility”) to be used for our working capital needs. The Bridge Loan, which was scheduled to mature on December 31, 2019, was repaid in full during the fourth quarter of 2019. The Working Capital Facility that was scheduled to mature on December 31, 2019, was extended to the later of March 31, 2020 or the closing date of the Merger. The interest rate for any borrowing made under the Working Capital Facility during this extension would have increased to LIBOR plus 3.0% from the previous interest rate of LIBOR plus 1.0%. We served as guarantor of the WPC Credit Facility and pledged our unencumbered equity interests in certain properties as collateral, as further described in the pledge and security agreement entered into between the borrower and lender. At both March 31, 2020 and December 31, 2019, there were no outstanding balances under either the Bridge Loan or the Working Capital Facility. Upon completion of the Merger on April 13, 2020, all applicable loan documents were terminated.

Jointly Owned Investments

At March 31, 2020, we owned interests in three ventures with CWI 2: the Ritz-Carlton Key Biscayne, a Consolidated Hotel, and the Marriott Sawgrass Golf Resort & Spa and the Ritz-Carlton Bacara, Santa Barbara, both Unconsolidated Hotels. A third-party also owns an interest in the Ritz-Carlton Key Biscayne.

Note 4. Net Investments in Hotels

Net investments in hotels are summarized as follows (in thousands):

	March 31, 2020	December 31, 2019
Buildings	$1,308,731	$1,400,251
Land	308,886	331,681
Building and site improvements	165,979	160,726
Furniture, fixtures and equipment	99,064	103,920
Construction in progress	7,225	11,918
Hotels, at cost	1,889,885	2,008,496
Less: Accumulated depreciation	(310,883)	(298,949)
Net investments in hotels	$1,579,002	$1,709,547

During the three months ended March 31, 2020 and 2019, we retired fully depreciated furniture, fixtures and equipment aggregating $6.3 million and $4.9 million, respectively.

Depreciation expense was $18.4 million and $18.6 million for the three months ended March 31, 2020 and 2019, respectively.

CWI 1 3/31/2020 10-Q – 16

Notes to Consolidated Financial Statements (Unaudited)

Impairments

As a result of the adverse effect COVID-19 has had, and continues to have, on our hotel operations, we reviewed all of our hotel properties for impairment as of March 31, 2020 and recognized impairment charges during the three months ended March 31, 2020 totaling $120.2 million on six Consolidated Hotels with an aggregate fair value measurement of $266.6 million in order to reduce the carrying value of the properties to their estimated fair values. For five of the hotel properties, the fair value measurements were determined using a future net cash flow analysis, discounted for the inherent risk associated with each investment and for one property, the fair value measurement approximated its estimated selling price.

Hurricane-Related Disruption

Below is a summary of the items that comprised the loss recognized related to Hurricane Irma (in thousands):

	Three Months Ended March 31,
	2020	2019
Net write-off of fixed assets	$306	$1,947
Property damage insurance receivables	(306)	(1,715)
Loss on hurricane-related property damage	$—	$232

As the restoration work continues to be performed, the estimated total cost will change. Any changes to property damage estimates will be recorded in the periods in which they are determined and any additional remediation work will be recorded in the periods in which it is performed.

Construction in Progress

At March 31, 2020 and December 31, 2019, construction in progress, recorded at cost, was $7.2 million and $11.9 million, respectively, and related to planned renovations at certain of our hotels. Upon substantial completion of renovation work, costs are reclassified from construction in progress to buildings, building and site improvements and furniture, fixtures and equipment, as applicable, and depreciation will commence.

We capitalize qualifying interest expense and certain other costs, such as property taxes, property insurance, utilities expense and hotel incremental labor costs, related to hotels undergoing major renovations. We capitalized $0.2 million and $0.3 million of such costs during the three months ended March 31, 2020 and 2019, respectively. At March 31, 2020 and December 31, 2019, accrued capital expenditures were $3.3 million and $2.5 million, respectively, representing non-cash investing activity.

Note 5. Equity Investments in Real Estate

At March 31, 2020, we owned equity interests in four Unconsolidated Hotels, two with unrelated third parties and two with CWI 2. We did not control the ventures that own these hotels, but we exercised significant influence over them. We accounted for these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus contributions and other adjustments required by equity method accounting, such as basis differences from acquisition costs paid to our Advisor that we incur and other-than-temporary impairment charges, if any).

Under the conventional approach of accounting for equity method investments, an investor applies its percentage ownership interest to the venture’s net income or loss to determine the investor’s share of the earnings or losses of the venture. This approach is inappropriate if the venture’s capital structure gives different rights and priorities to its investors. We had priority returns on several of our equity method investments. Therefore, we followed the hypothetical liquidation at book value (“HLBV”) method in determining our share of these ventures’ earnings or losses for the reporting period, as this method better reflected our claim on the ventures’ book value at the end of each reporting period. Earnings for our equity method investments are recognized in accordance with each respective investment agreement and, where applicable, based upon the allocation of the investment’s net assets at book value as if the investment was hypothetically liquidated at the end of each reporting period.

CWI 1 3/31/2020 10-Q – 17

Notes to Consolidated Financial Statements (Unaudited)

The following table sets forth our ownership interests in our equity investments in real estate and their respective carrying values. The carrying values of these ventures are affected by the timing and nature of distributions (dollars in thousands):

Unconsolidated Hotels	State	Number of Rooms	% Owned	Hotel Type	Carrying Value at
					March 31, 2020	December 31, 2019
Ritz-Carlton Bacara, Santa Barbara Venture (a) (b)	CA	358	40%	Resort	$32,427	$51,965
Ritz-Carlton Philadelphia Venture	PA	301	60%	Full-service	24,189	27,247
Marriott Sawgrass Golf Resort & Spa Venture (c)	FL	514	50%	Resort	19,319	20,580
Hyatt Centric French Quarter Venture	LA	254	80%	Full-service	499	505
		1,427			$76,434	$100,297
___________

(a)
This investment represents a tenancy-in-common interest; the remaining 60.0% interest is owned by CWI 2. Upon completion of the Merger on April 13, 2020, the Combined Company consolidates its real estate interest in this hotel.

(b)
We contributed $0.9 million to this investment during the three months ended March 31, 2020, which included funding for the hotel’s renovation. We recognized an other-than-temporary impairment charge of $17.8 million on this investment during the three months ended March 31, 2020 to reduce the carrying value of our equity investment in the venture to its estimated fair value.

(c)
Upon completion of the Merger on April 13, 2020, the Combined Company consolidates its real estate interest in this hotel. This investment is considered a VIE (Note 2). We did not consolidate this entity because we were not the primary beneficiary and the nature of our involvement in the activities of the entity allowed us to exercise significant influence, but did not give us power over decisions that significantly affect the economic performance of the entity.

The following table sets forth our share of equity in (losses) earnings from our Unconsolidated Hotels, which is based on the HLBV model, as well as certain amortization adjustments related to basis differentials from acquisitions of investments (in thousands):

	Three Months Ended March 31,
Venture	2020	2019
Ritz-Carlton Bacara, Santa Barbara Venture (a)	$(20,456)	$(1,976)
Ritz-Carlton Philadelphia Venture	(3,058)	(1,485)
Marriott Sawgrass Golf Resort & Spa Venture	127	2,491
Hyatt Centric French Quarter Venture	(6)	430
Total equity in losses of equity method investments in real estate, net	$(23,393)	$(540)
___________
(a) Includes an other-than-temporary impairment charge on this investment of $17.8 million recognized during the three months ended March 31, 2020 to reduce the carrying value of our equity investment in the venture to its estimated fair value.

No other-than-temporary impairment charges were recognized during the three months ended March 31,2019.

At March 31, 2020 and December 31, 2019, the unamortized basis differences on our equity investments were $4.8 million and $6.3 million, respectively. Net amortization of the basis differences reduced the carrying values of our equity investments by $0.1 million and $0.2 million for the three months ended March 31, 2020 and 2019, respectively.

CWI 1 3/31/2020 10-Q – 18

Notes to Consolidated Financial Statements (Unaudited)

Note 6. Intangible Assets

Intangible assets are summarized as follows (dollars in thousands):

		March 31, 2020			December 31, 2019
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-Lived Intangible Assets
Villa/condo rental programs	45 - 55	$72,400	$(8,401)	$63,999	$72,400	$(8,025)	$64,375
Other intangible assets	8 - 15	855	(467)	388	855	(444)	411
Total intangible assets, net		$73,255	$(8,868)	$64,387	$73,255	$(8,469)	$64,786

Net amortization of intangibles was $0.4 million for both the three months ended March 31, 2020 and 2019. Amortization of the villa/condo rental programs and other intangibles are included in Depreciation and amortization in the consolidated financial statements.

Note 7. Fair Value Measurements

The fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments, including interest rate caps and swaps; and Level 3, for securities that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Items Measured at Fair Value on a Recurring Basis

Derivative Assets — Our derivative assets, which are included in Other assets in the consolidated financial statements, are comprised of interest rate caps (Note 8).

The valuation of our derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative instruments for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings and thresholds. These derivative instruments were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

We did not have any transfers into or out of Level 1, Level 2 and Level 3 category of measurements during the three months ended March 31, 2020 or 2019. Gains and losses (realized and unrealized) recognized on items measured at fair value on a recurring basis included in earnings are reported in Other income in the consolidated financial statements.

Our non-recourse debt, net, which we have classified as Level 3, had a carrying value of $1.2 billion at both March 31, 2020 and December 31, 2019, and an estimated fair value of $1.1 billion and $1.2 billion at March 31, 2020 and December 31, 2019, respectively. We determined the estimated fair value using a discounted cash flow model with rates that take into account the interest rate risk. We also considered the value of the underlying collateral, taking into account the quality of the collateral and the then-current interest rate.

We estimated that our other financial assets and liabilities had fair values that approximated their carrying values at both March 31, 2020 and December 31, 2019.

CWI 1 3/31/2020 10-Q – 19

Notes to Consolidated Financial Statements (Unaudited)

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. Where the undiscounted cash flows for an asset are less than the asset’s carrying value when considering and evaluating the various alternative courses of action that may occur, we recognize an impairment charge to reduce the carrying value of the asset to its estimated fair value. See Note 4 and Note 5 for a description of impairment charges recognized during the three months ended March 31, 2020. We did not recognize any impairment charges during the three months ended March 31, 2019.

Note 8. Risk Management and Use of Derivative Financial Instruments

Risk Management

In the normal course of our ongoing business operations, we encounter economic risk. There are two main components of economic risk that impact us: interest rate risk and market risk. We are primarily subject to interest rate risk on our interest-bearing assets and liabilities. Market risk includes changes in the value of our properties and related loans.

Derivative Financial Instruments

When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates. We have not entered into, and do not plan to enter into, financial instruments for trading or speculative purposes. In addition to entering into derivative instruments on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts, which are considered to be derivative instruments. The primary risks related to our use of derivative instruments include: (i) a counterparty to a hedging arrangement defaulting on its obligation and (ii) a downgrade in the credit quality of a counterparty to such an extent that our ability to sell or assign our side of the hedging transaction is impaired. While we seek to mitigate these risks by entering into hedging arrangements with large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.

We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated, and that qualified, as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of the change in fair value of any derivative is immediately recognized in earnings.

The following table sets forth certain information regarding our derivative instruments on our Consolidated Hotels (in thousands):

Derivatives Designated as Hedging Instruments		Asset Derivatives Fair Value at
	Balance Sheet Location	March 31, 2020	December 31, 2019
Interest rate caps	Other assets	$45	$18

All derivative transactions with an individual counterparty are governed by a master International Swap and Derivatives Association agreement, which can be considered as a master netting arrangement; however, we report all our derivative instruments on a gross basis in our consolidated financial statements. At both March 31, 2020 and December 31, 2019, no cash collateral had been posted nor received for any of our derivative positions.

We recognized unrealized losses of $1.3 million and $0.2 million in Other comprehensive loss on derivatives in connection with our interest rate caps during the three months ended March 31, 2020 and 2019, respectively.

We reclassified $0.1 million and less than $0.1 million from Other comprehensive loss on derivatives into Interest expense during the three months ended March 31, 2020 and 2019, respectively.

CWI 1 3/31/2020 10-Q – 20

Notes to Consolidated Financial Statements (Unaudited)

Amounts reported in Other comprehensive loss related to interest rate caps will be reclassified to Interest expense as interest expense is incurred on our variable-rate debt. At March 31, 2020, we estimated that an additional $0.1 million will be reclassified as Interest expense during the next 12 months related to our interest rate caps.

Interest Rate Swaps and Caps

We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our investment partners may obtain variable-rate non-recourse mortgage loans and, as a result, may enter into interest rate swap or cap agreements with counterparties. Interest rate swaps, which effectively convert the variable-rate debt service obligations of a loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty’s stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. An interest rate cap limits the effective borrowing rate of variable-rate debt obligations while allowing participants to share in downward shifts in interest rates. Our objective in using these derivatives is to limit our exposure to interest rate movements.

The interest rate caps that we had outstanding on our Consolidated Hotels at March 31, 2020 were designated as cash flow hedges and are summarized as follows (dollars in thousands):

	Number of		Fair Value at
Interest Rate Derivatives	Instruments	Notional Amount	March 31, 2020
Interest rate caps	8	$371,525	$45

Credit Risk-Related Contingent Features

We measure our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of any collateral received. No collateral was received as of March 31, 2020. At March 31, 2020, our total credit exposure was $0.1 million and the maximum exposure to any single counterparty was less than $0.1 million.

Some of the agreements we have with our derivative counterparties contain cross-default provisions that could trigger a declaration of default on our derivative obligations if we default, or are capable of being declared in default, on certain of our indebtedness. At March 31, 2020, we had not been declared in default on any of our derivative obligations. At both March 31, 2020 and December 31, 2019, we had no derivatives that were in a net liability position.

Note 9. Debt

Non-Recourse Debt

Our non-recourse debt consists of mortgage notes payable, which are collateralized by the assignment of hotel properties. The following table presents the non-recourse debt, net on our Consolidated Hotel investments (dollars in thousands):

			Carrying Amount at
	Interest Rate Range	Current Maturity Date Range (a)	March 31, 2020	December 31, 2019
Fixed rate	3.6% – 5.9%	7/2020 – 4/2024	$881,033	$884,849
Variable rate (b)	3.1% – 6.6%	4/2020 (c) – 11/2022	321,199	321,218
			$1,202,232	$1,206,067
___________

(a)	Many of our mortgage loans have extension options, which are subject to certain conditions. The maturity dates in the table do not reflect the extension options.

(b)	The interest rate range presented for these mortgage loans reflect the rates in effect at March 31, 2020 through the use of an interest rate cap, when applicable.

(c)	In connection with a loan modification agreement, we have extended the maturity date of the Lake Arrowhead Resort & Spa mortgage loan to August 31, 2020 from April 30, 2020.

Covenants

Pursuant to our mortgage loan agreements, our consolidated subsidiaries are subject to various operational and financial covenants, including minimum debt service coverage and debt yield ratios. Most of our mortgage loan agreements contain “lock-box” provisions, which permit the lender to access or sweep a hotel’s excess cash flow and could be triggered by the lender under limited circumstances, including the failure to maintain minimum debt service coverage ratios. If a lender requires that we enter into a cash management agreement, we would generally be permitted to spend an amount equal to our budgeted hotel operating expenses, taxes, insurance and capital expenditure reserves for the relevant hotel. The lender would then hold all excess cash flow after the payment of debt service in an escrow account until certain performance hurdles are met. Except as discussed below, at March 31, 2020, we were in compliance with the applicable covenants for each of our mortgage loans.

At March 31, 2018, the minimum debt service coverage ratio for the Courtyard Pittsburgh Shadyside was not met; this ratio was still not met as of March 31, 2020 and a cash management agreement remained in effect.

At September 30, 2018, the minimum debt service coverage ratio for the Westin Minneapolis was not met and a cash management agreement was entered into. We received a waiver from the lender of all financial covenants through the second quarter of 2020, however, the cash management agreement remained in effect.

At September 30, 2018, the minimum debt service coverage ratio for the Equinox was not met; this ratio was still not met as of March 31, 2020 and a cash management agreement remained in effect.

At December 31, 2018, the minimum debt yield ratio for the Sanderling Resort was not met; therefore, in May 2019, the loan began to amortize in an amount equal to the original loan amount over a 25-year period and will continue to amortize until such time as the minimum debt yield ratio is met. As of March 31, 2020, this ratio was still not met and the minimum debt service coverage ratio was not met.

At September 30, 2019, the minimum debt service coverage ratio for the Holiday Inn Manhattan 6th Avenue Chelsea was not met; this ratio was still not met as of March 31, 2020 and a cash management agreement remained in effect.

At December 31, 2019, the minimum debt service coverage ratio for the Courtyard Times Square West was not met; this ratio was still not met as of March 31, 2020 and a cash management agreement remained in effect.

At March 31, 2020, the minimum debt service coverage ratios for Ritz-Carlton Fort Lauderdale, Fairmont Sonoma Mission Inn & Spa and Ritz-Carlton Bacara, Santa Barbara were not met. We have entered into cash management agreements for Fairmont Sonoma Mission Inn & Spa and Ritz-Carlton Bacara, Santa Barbara.

We are actively working with our lenders on debt forbearance plans. We have sought relief from all of our lenders to defer interest and principal payments and temporarily waive the application of certain cash flow covenants. See Note 1 for further discussion.

CWI 1 3/31/2020 10-Q – 21

Notes to Consolidated Financial Statements (Unaudited)

Scheduled Debt Principal Payments

Scheduled debt principal payments during the remainder of 2020 and each of the next five calendar years following December 31, 2020 are as follows (in thousands):

Years Ending December 31,	Total
2020 (remainder)	$139,007
2021	483,882
2022	407,829
2023	126,618
2024	50,252
2025	—
Total principal payments	1,207,588
Unamortized deferred financing costs	(5,356)
Total	$1,202,232

Note 10. Commitments and Contingencies

At March 31, 2020, we were not involved in any material litigation. Various claims and lawsuits arising in the normal course of business are pending against us, including liens for which we may obtain a bond, provide collateral or provide an indemnity, but we do not expect the results of such proceedings to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Hotel Management Agreements

As of March 31, 2020, our Consolidated Hotel properties were operated pursuant to long-term management agreements with 11 different management companies, with initial terms ranging from five to 30 years. For hotels operated with separate franchise agreements, each management company receives a base management fee, generally ranging from 1.5% to 3.5% of hotel revenues. Four of our management agreements contain the right and license to operate the hotels under specified brands; no separate franchise agreements exist and no separate franchise fee is required for these hotels. The management agreements that include the benefit of a franchise agreement incur a base management fee ranging from 3.0% to 3.5% of hotel revenues. The management companies are generally also eligible to receive an incentive management fee, which is typically calculated as a percentage of operating profit, either (i) in excess of projections with a cap or (ii) after the owner has received a priority return on its investment in the hotel. We incurred management fee expense, including amortization of deferred management fees, of $3.0 million and $4.8 million for the three months ended March 31, 2020 and 2019, respectively.

Franchise Agreements

Twelve of our Consolidated Hotels operated under franchise or license agreements with national brands that are separate from our management agreements. As of March 31, 2020, we had nine franchise agreements with Marriott-owned brands, one with Hilton-owned brands, one with InterContinental Hotels-owned brands and one with a Hyatt-owned brand related to our Consolidated Hotels. Our typical franchise agreements have initial terms ranging from 15 to 25 years. Four of our hotels are not operated with a hotel brand so the hotels do not have franchise agreements. Generally, our franchise agreements provide for a license fee, or royalty, of 3.0% to 6.0% of room revenues and, if applicable, 2.0% to 3.0% of food and beverage revenue. In addition, we generally pay 1.0% to 4.5% of room revenues as marketing and reservation system contributions for the system-wide benefit of brand hotels. Franchise fees are included in sales and marketing expense in our consolidated financial statements. We incurred franchise fee expense, including amortization of deferred franchise fees, of $2.3 million and $3.8 million for the three months ended March 31, 2020 and 2019, respectively.

CWI 1 3/31/2020 10-Q – 22

Notes to Consolidated Financial Statements (Unaudited)

Capital Expenditures and Reserve Funds

With respect to our hotels that are operated under management or franchise agreements with major international hotel brands and for most of our hotels subject to mortgage loans, we are obligated to maintain furniture, fixtures and equipment reserve accounts for future capital expenditures sufficient to cover the cost of routine improvements and alterations at these hotels. The amount funded into each of these reserve accounts is generally determined pursuant to the management agreements, franchise agreements and/or mortgage loan documents for each of the respective hotels and typically ranges between 3.0% and 5.0% of the respective hotel’s total gross revenue. At March 31, 2020 and December 31, 2019, $31.1 million and $34.6 million, respectively, was held in furniture, fixtures and equipment reserve accounts for future capital expenditures, and is included in Restricted cash in the consolidated financial statements. In addition, due to the effects of the COVID-19 pandemic on our operations, we have been working with the brands, management companies and lenders and anticipate using a portion of the available restricted cash reserves to cover operating costs at our properties.

Renovation Commitments

Certain of our hotel franchise and loan agreements require us to make planned renovations to our hotels. Additionally, from time to time, certain of our hotels may undergo renovations as a result of our decision to upgrade portions of the hotels, such as guestrooms, public space, meeting space, and/or restaurants, in order to better compete with other hotels and alternative lodging options in our markets. At March 31, 2020, we had various contracts outstanding with third parties in connection with the renovation of certain of our hotels. The remaining commitments under these contracts at March 31, 2020 totaled $15.2 million. Funding for a renovation will first come from our furniture, fixtures and equipment reserve accounts, to the extent permitted by the terms of the management agreement. Should these reserves be unavailable or insufficient to cover the cost of the renovation, we will fund all or the remaining portion of the renovation with existing cash resources, proceeds available under our Working Capital Facility and/or other sources of available capital, including cash flow from operations.

Leases

Lease Obligations

We recognize an operating ROU asset and a corresponding lease liability for ground lease arrangements, hotel parking leases and various hotel equipment leases for which we are the lessee. Our leases have remaining lease terms ranging from less than one year to 88 years (excluding extension options not reasonably certain of being exercised).

Lease Cost

Certain information related to the total lease cost for operating leases is as follows (in thousands):

	Three Months Ended March 31,
	2020	2019
Fixed lease cost	$3,309	$3,660
Variable lease cost (a)	99	123
Total lease cost	$3,408	$3,783
___________

(a)	Our variable lease payments consist of payments based on a percentage of revenue.

CWI 1 3/31/2020 10-Q – 23

Notes to Consolidated Financial Statements (Unaudited)

Note 11. Equity

Reclassifications Out of Accumulated Other Comprehensive Loss

The following table presents a reconciliation of changes in Accumulated other comprehensive loss by component for the periods presented (in thousands):

	Three Months Ended March 31,
Gains and Losses on Derivative Instruments	2020	2019
Beginning balance	$(172)	$(286)
Other comprehensive loss	(1,342)	(150)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	62	25
Equity in losses of equity method investments in real estate, net	(5)	—
Total	57	25
Net current period other comprehensive loss	(1,285)	(125)
Net current period other comprehensive income attributable to noncontrolling interests	(11)	—
Ending balance	$(1,468)	$(411)

Note 12. Income Taxes

We elected to be treated as a REIT and believe that we have been organized and have operated in such a manner to maintain our qualification as a REIT for federal and state income tax purposes. As a REIT, we are generally not subject to corporate level federal income taxes on earnings distributed to our stockholders. Since inception, we have distributed at least 100% of our taxable income annually and intend to do so for the tax year ending December 31, 2020, if applicable. Accordingly, we have not included any provisions for federal income taxes related to the REIT in the accompanying consolidated financial statements for the three months ended March 31, 2020 and 2019. We conduct business in various states and municipalities within the United States, and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. As a result, we are subject to certain state and local taxes and a provision for such taxes is included in the consolidated financial statements.

Certain of our subsidiaries have elected taxable REIT subsidiary (“TRS”) status. A TRS may provide certain services considered impermissible for REITs and may hold assets that REITs may not hold directly. The accompanying consolidated financial statements include an interim tax provision for our TRSs for the three months ended March 31, 2020 and 2019. Current income tax benefit was $3.4 million and current income tax expense was $0.7 million for the three months ended March 31, 2020 and 2019, respectively. We have historically calculated the provision for income taxes during interim periods by applying an estimate of the annual effective tax rate for the full fiscal year to “ordinary” income or loss (pretax income or loss excluding unusual or infrequently occurring discrete items) for the interim period. We have used a discrete effective tax rate method to calculate taxes for the three months ended March 31, 2020. We determined that since estimates of “ordinary” income are unreliable due to the impact of COVID-19 the historical method would not provide a reliable estimate for the three months ended March 31, 2020.

In light of the COVID-19 outbreak during the first quarter of 2020, we monitored tax considerations and the potential impact on our consolidated financial statements. The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) (U.S. federal legislation enacted on March 27, 2020 in response to COVID-19) provides that net operating losses generated in 2018, 2019, or 2020 may be carried back to offset taxable income earned during the five-year period prior to the year in which the net operating loss was generated. By carrying back certain net operating losses, we recognized a $3.6 million current tax benefit during the three months ended March 31, 2020 , which is included within current tax benefit described in the previous paragraph.

Our TRSs are subject to U.S. federal and state income taxes. As such, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided if we believe that it is more likely than not that we will not realize the tax benefit of deferred tax assets based on available evidence at

CWI 1 3/31/2020 10-Q – 24

Notes to Consolidated Financial Statements (Unaudited)

the time the determination is made. A change in circumstances may cause us to change our judgment about whether a deferred tax asset will more likely than not be realized. We generally report any change in the valuation allowance through our income statement in the period in which such changes in circumstances occur. The majority of our deferred tax assets relate to net operating losses, interest expense limitation and accrued expenses. The majority of our deferred tax liabilities relate to differences between the tax basis and financial reporting basis of our villa/condo rental management agreements. Benefit from (provision for) income taxes included deferred income tax expense of less than $0.1 million and deferred income tax benefit of $0.5 million for the three months ended March 31, 2020 and 2019, respectively.

Note 13. Subsequent Events

Merger with CWI 2

On April 13, 2020, we completed the Merger of Merger Sub, a direct, wholly owned subsidiary of CWI 2, with and into CWI 1 in an all-stock transaction. After giving effect to the Merger, CWI 1 became a wholly owned subsidiary of CWI 2. The Merger was effected pursuant to the Merger Agreement by and among us, CWI 2 and Merger Sub. The Combined Company has been renamed Watermark Lodging Trust, Inc.

In accordance with the Merger Agreement, at the effective time of the Merger (the “effective time”) each issued and outstanding share of CWI 1’s common stock (or fraction thereof), $0.001 par value per share (“CWI 1 common stock”), was converted into the right to receive 0.9106 shares (the “exchange ratio”) of CWI 2 Class A common stock, $0.001 par value per share (“CWI 2 Class A common stock”). Also at the effective time, all CWI 1 restricted stock units (“RSUs”) outstanding and unvested immediately prior to the effective time were converted into a CWI 2 restricted stock unit with respect to a whole number of shares of CWI 2 Class A common stock equal to (i) the number of shares of CWI 1 common stock subject to such unvested CWI 1 RSU, multiplied by (ii) the exchange ratio.
Immediately following the effective time of the Merger, the internalization of the management of the Combined Company (the “Internalization”) was consummated pursuant to the Internalization Agreement, dated as of October 22, 2019 (as amended, the “Internalization Agreement”), by and among CWI 1, the Operating Partnership, CWI 2 OP, LP, WPC, Carey Watermark Holdings, CLA Holdings, LLC, Carey REIT II, Inc., WPC Holdco LLC, Carey Watermark Holdings 2, the Advisor, Watermark Capital, the Subadvisor and CWA2, LLC (the “CWI 2 Subadvisor”).
In accordance with the Internalization Agreement, the Operating Partnership and CWI 2 OP, LP redeemed the special general partnership interests held by Carey Watermark Holdings and Carey Watermark Holdings 2 in the Operating Partnership and CWI 2 OP, LP, respectively (the “Redemption”). As consideration for the Redemption and the other transactions contemplated by the Internalization Agreement, CWI 2 or CWI 2 OP, LP (as applicable) issued equity consisting of (x) 2,840,549 shares of CWI 2 Class A common stock, to affiliates of WPC, (y) 1,300,000 shares of CWI 2 Series A preferred stock, $0.001 par value per share, to affiliates of WPC, with a liquidation preference of $50.00 per share ($65,000,000 in the aggregate), and (z) 2,417,996 limited partnership units in CWI 2 OP, to affiliates of Watermark Capital.  Following the Redemption, Carey Watermark Holdings and Carey Watermark Holdings 2 have no further liability or obligation pursuant to the limited partnership agreements of the Operating Partnership or CWI 2 OP, LP, respectively.
Immediately following the Redemption, the existing advisory agreements, as amended, between CWI 1 or CWI 2 (as applicable) and the Advisor, and the existing sub‑advisory agreements, as amended, between the Advisor and the Subadvisor or the CWI 2 Subadvisor (as applicable), were automatically terminated. The secured credit facilities entered into by the Operating Partnership or CWI 2 OP, LP (as applicable) as borrower, and CWI 1 or CWI 2 (as applicable) as guarantor, with WPC as lender, each matured at the time of the expiration of such existing advisory agreements and the applicable loan agreements and loan documents were terminated. Neither CWI 1 nor CWI 2 had any outstanding obligations under the respective facilities.

Disposition Activity

On June 8, 2020, the Combined Company sold its 100% ownership interest in the Hutton Hotel Nashville to an unaffiliated third-party for a contractual sales price of $70.0 million, with net proceeds of approximately $26.8 million after the repayment of the related mortgage loan.

CWI 1 3/31/2020 10-Q – 25

Notes to Consolidated Financial Statements (Unaudited)

COVID-19

The ongoing effects of the COVID-19 pandemic on our operations continue to have a material adverse impact on our financial results. Given the impact to lodging demand, we continue to take actions to help mitigate the effects of the COVID-19 pandemic on our operating results and to preserve liquidity. See Note 1 for further details regarding managements plans and liquidity.

CWI 1 3/31/2020 10-Q – 26

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide the reader with information that will assist in understanding our financial statements and the reasons for changes in certain key components of our financial statements from period to period. Management’s Discussion and Analysis of Financial Condition and Results of Operations also provides the reader with our perspective on our financial position and liquidity, as well as certain other factors that may affect our future results.

Business Overview

At March 31, 2020, we were a publicly owned, non-traded REIT that invested in, managed and sought to enhance the value of, interests in lodging and lodging-related properties. We have fully invested the proceeds from our initial public offering and follow-on offering in a diversified lodging portfolio, including full-service, select-service and resort hotels. Our results of operations are significantly impacted by seasonality and by hotel renovations. We have invested in hotels and then initiated significant renovations at certain hotels. Generally, during the renovation period, a portion of total rooms are unavailable and hotel operations are often disrupted, negatively impacting our results of operations. At March 31, 2020, we held ownership interests in 24 hotels, with a total of 6,937 rooms.

Significant Developments

Merger with CWI 2

On April 13, 2020, we completed the Merger of Merger Sub, a direct, wholly owned subsidiary of CWI 2, with and into CWI 1 in an all-stock transaction. After giving effect to the Merger, CWI 1 became a wholly owned subsidiary of CWI 2. The Combined Company has been renamed Watermark Lodging Trust, Inc.

Immediately following the effective time of the Merger, the Combined Company completed an internalization transaction with our Advisor and Subadvisor, as a result of which the Combined Company became self-managed.

See Note 13 for a further description of the Merger and related transactions.

COVID-19 Pandemic

As of the date of this Report, 24 of the Combined Company’s hotels are operating at significantly reduced levels of occupancy, staffing, and expenses and operations at its remaining 8 hotels are fully suspended. While the Combined Company has seen improving demand at some of its properties as states and cities across the United States have loosened stay-at-home restrictions, the Combined Company expects the recovery to occur unevenly across its portfolio, with hotels that cater to business travel recovering more slowly than resort properties. Given the uncertainty as to the ultimate severity and duration of the COVID‑19 outbreak and its effects, and the potential for its recurrence, the Combined Company cannot estimate with reasonable certainty the impact on its business, financial condition or near- or long-term financial or operational results.

The Combined Company has taken various actions to help mitigate the effects of the COVID-19 pandemic on its operational results and to preserve its liquidity at both the operational level and corporate level, including:

•
Significantly reducing hotel operating costs: the Combined Company suspended all operations at 17 hotels and significantly reduced operations at the remaining hotels, primarily by reducing staffing, furloughing employees, eliminating non-essential amenities and services and closing several floors and beverage outlets. One of these hotels reopened in May and 8 hotels reopened in June, through the date of this Report, in response to demand or lessening of government regulations;

•	Working with the Combined Company’s lenders on debt forbearance plans;

•	Suspending distributions on, and redemptions of, the Combined Company’s common stock, subject to limited exceptions to date;

•	Actively pursuing certain asset sales and other potential capital-raising transactions;

•	Significantly reducing the Combined Company’s planned renovation activity by either canceling or deferring this activity to future periods, other than completing projects that are near completion;

CWI 1 3/31/2020 10-Q – 27

•
Using a portion of the Combined Company’s furniture, fixtures and equipment reserves accounts, to the extent permitted by its lenders, for expenses at our properties, as well as temporarily suspending required contributions to the furniture, fixture and equipment replacement reserves at certain of its hotels; and

•	Reducing the cash compensation payable to the Combined Company’s senior management and board of directors.

The Combined Company is actively working with our lenders on debt forbearance plans. The Combined Company has sought relief from all of our lenders to defer interest and principal payments and temporarily waive the application of certain cash flow covenants. As of the date of this Report, the Combined Company has executed loan modifications on 18 of our 32 non-recourse mortgage loans.

The Combined Company is actively seeking to raise capital through a variety of strategies. The Combined Company is actively marketing certain assets for sale and has identified additional assets that could be sold if needed, and it may choose to turn over one or more hotels back to the related mortgage lender. The Combined Company is actively exploring strategic financing transactions, which may include the issuance of additional preferred and/or common stock and/or the incurrence of additional indebtedness.

Distributions

On March 18, 2020, CWI 1 announced that, in light of the impact that the COVID-19 outbreak has had on our business, and the uncertainty as to the ultimate severity and duration of the outbreak and its effects, we would not pay distributions on our common stock in respect of the quarter ended March 31, 2020, in order to enable us to retain cash and preserve financial flexibility.

Disposition Activity

On June 8, 2020, the Combined Company sold it’s 100% ownership interest in the Hutton Hotel Nashville to an unaffiliated third-party for a contractual sales price of $70.0 million, with net proceeds of approximately $26.8 million after the repayment of the related mortgage loan.

Financial and Operating Highlights

(Dollars in thousands, except average daily rate (“ADR”) and revenue per available room (“RevPAR”))

	Three Months Ended March 31,
	2020	2019
Hotel revenues	$114,978	$152,190
Net loss attributable to CWI stockholders	(170,005)	(14,364)

Cash distributions paid	20,357	19,898

Net cash (used in) provided by operating activities	(9,951)	15,461
Net cash used in investing activities	(8,566)	(6,490)
Net cash used in financing activities	(15,072)	(16,440)

Supplemental Financial Measures: (a)
FFO attributable to CWI stockholders	(9,891)	4,710
MFFO attributable to CWI stockholders	(5,874)	7,378

Consolidated Hotel Operating Statistics
Occupancy	55.7%	72.4%
ADR	$243.59	$237.01
RevPAR	135.65	171.58
___________

CWI 1 3/31/2020 10-Q – 28

(a)
We consider funds from operations (“FFO”) and modified funds from operations (“MFFO”), which are supplemental measures that are not defined by GAAP (“non-GAAP measures”), to be important measures in the evaluation of our results of operations and capital resources. We evaluate our results of operations with a primary focus on the ability to generate cash flow necessary to meet our objective of funding distributions to stockholders. See Supplemental Financial Measures below for our definitions of these non-GAAP measures and reconciliations to their most directly comparable GAAP measures.

Portfolio Overview

The following table sets forth certain information for each of our Consolidated Hotels and our Unconsolidated Hotels at March 31, 2020:

Hotels	State	Number of Rooms	% Owned	Acquisition Date	Hotel Type
Consolidated Hotels
2012 Acquisitions
Lake Arrowhead Resort and Spa	CA	173	97%	7/9/2012	Resort
2013 Acquisitions
Courtyard Pittsburgh Shadyside	PA	132	100%	3/12/2013	Select-service
Hutton Hotel Nashville (a)	TN	250	100%	5/29/2013	Full-service
Holiday Inn Manhattan 6th Avenue Chelsea	NY	226	100%	6/6/2013	Full-service
Fairmont Sonoma Mission Inn & Spa	CA	226	100%	7/10/2013	Resort
Marriott Raleigh City Center	NC	401	100%	8/13/2013	Full-service
Hawks Cay Resort (b)	FL	426	100%	10/23/2013	Resort
Renaissance Chicago Downtown	IL	560	100%	12/20/2013	Full-service
2014 Acquisitions
Hyatt Place Austin Downtown	TX	296	100%	4/1/2014	Select-service
Courtyard Times Square West	NY	224	100%	5/27/2014	Select-service
Sheraton Austin Hotel at the Capitol	TX	367	80%	5/28/2014	Full-service
Sanderling Resort	NC	128	100%	10/28/2014	Resort
Marriott Kansas City Country Club Plaza	MO	295	100%	11/18/2014	Full-service
2015 Acquisitions
Westin Minneapolis	MN	214	100%	2/12/2015	Full-service
Westin Pasadena	CA	350	100%	3/19/2015	Full-service
Hilton Garden Inn/Homewood Suites Atlanta Midtown	GA	228	100%	4/29/2015	Select-service
Ritz-Carlton Key Biscayne (c)	FL	443	47%	5/29/2015	Resort
Ritz-Carlton Fort Lauderdale (d)	FL	196	70%	6/30/2015	Resort
Le Méridien Dallas, The Stoneleigh	TX	176	100%	11/20/2015	Full-service
2016 Acquisition
Equinox, a Luxury Collection Golf Resort & Spa	VT	199	100%	2/17/2016	Resort
		5,510
Unconsolidated Hotels
Hyatt Centric New Orleans French Quarter	LA	254	80%	9/6/2011	Full-service
Marriott Sawgrass Golf Resort & Spa (e)	FL	514	50%	4/1/2015	Resort
Ritz-Carlton Philadelphia	PA	301	60%	5/15/2015	Full-service
Ritz-Carlton Bacara, Santa Barbara (f)	CA	358	40%	9/28/2017	Resort
		1,427
__________

(a)	On June 8, 2020, the Combined Company sold it’s 100% ownership interest in the Hutton Hotel Nashville to an unaffiliated third-party.

(b)	Includes 249 privately owned villas that participate in the villa/condo rental program at March 31, 2020, of which only 244 were available for rent as a result of damage caused by Hurricane Irma.

(c)
At March 31, 2020 CWI 2 owned an interest of approximately 19.3% in this venture. Upon completion of the Merger on April 13, 2020, the Combined Company consolidates its real estate interest in this hotel. Also, the number of rooms presented includes 141 condo-hotel units that participate in the villa/condo rental program at March 31, 2020.

CWI 1 3/31/2020 10-Q – 29

(d)	Includes 30 condo-hotel units that participate in the villa/condo rental program at March 31, 2020.

(e)	The remaining 50.0% interest in this venture was owned by CWI 2 at March 31, 2020. Upon closing of the Merger on April 13, 2020, the Combined Company owns 100% of this hotel.

(f)
At March 31, 2020, this investment represented a tenancy-in-common interest with the remaining 60.0% interest owned by CWI 2. Upon closing of the Merger on April 13, 2020, the Combined Company consolidates its real estate interest in this hotel.

Results of Operations

We evaluate our results of operations with a primary focus on our ability to generate cash flow necessary to meet our objectives of funding distributions to stockholders and increasing the value of our real estate investments. As a result, our assessment of operating results gives less emphasis to the effect of unrealized gains and losses, which may cause fluctuations in net income or loss for comparable periods but have no impact on cash flows, and to other non-cash charges, such as depreciation and impairment charges.

In addition, we use other information that may not be financial in nature, including statistical information, to evaluate the operating performance of our business, including occupancy rate, ADR and RevPAR. Occupancy rate, ADR and RevPAR are commonly used measures within the hotel industry to evaluate operating performance. RevPAR, which is calculated as the product of ADR and occupancy rate, is an important statistic for monitoring operating performance at our hotels. Our occupancy rate, ADR and RevPAR performance may be impacted by macroeconomic factors such as U.S. economic conditions, regional and local employment growth, personal income and corporate earnings, business relocation decisions, business and leisure travel, new hotel construction and the pricing strategies of competitors.

Due to the COVID-19 pandemic, beginning in March 2020, we experienced a significant decline in occupancy and RevPAR. The economic downturn resulting from the COVID-19 pandemic has significantly impacted our business and the overall lodging industry. As discussed above, certain of our hotel properties have temporarily suspended all operations and, while our other hotel properties are operating in a limited capacity, as a result of these operational changes, the results of operations for the three months ended March 31, 2020 will not be comparable to the same period in 2019.

CWI 1 3/31/2020 10-Q – 30

The following table presents our comparative results of operations (in thousands):

	Three Months Ended March 31,
	2020	2019	Change
Hotel Revenues	$114,978	$152,190	$(37,212)

Hotel Operating Expenses	120,710	137,958	(17,248)

Impairment charges	120,220	—	120,220
Asset management fees to affiliate and other expenses	3,458	3,731	(273)
Corporate general and administrative expenses	3,589	2,853	736
Transaction costs	1,809	256	1,553
Loss on hurricane-related property damage	—	232	(232)
Total Expenses	249,786	145,030	104,756
Operating (Loss) Income	(134,808)	7,160	(141,968)
Equity in losses of equity method investments in real estate, net	(23,393)	(540)	(22,853)
Interest expense	(14,429)	(16,408)	1,979
Other income	122	122	—
Loss Before Income Taxes	(172,508)	(9,666)	(162,842)
Benefit from (provision for) income taxes	3,363	(120)	3,483
Net Loss	(169,145)	(9,786)	(159,359)
Income attributable to noncontrolling interests	(860)	(4,578)	3,718
Net Loss Attributable to CWI Stockholders	$(170,005)	$(14,364)	$(155,641)
Supplemental Financial Measure:(a)
MFFO Attributable to CWI Stockholders	$(5,874)	$7,378	$(13,252)
___________

(a)
We consider MFFO, a non-GAAP measure, to be an important metric in the evaluation of our results of operations and capital resources. We evaluate our results of operations with a primary focus on the ability to generate cash flow necessary to meet our objective of funding distributions to stockholders. See Supplemental Financial Measures below for our definition of non-GAAP measures and reconciliations to their most directly comparable GAAP measures.

CWI 1 3/31/2020 10-Q – 31

Our Same Store Hotels are comprised of all of our Consolidated Hotels as of March 31, 2020.

The following table sets forth the average occupancy rate, ADR and RevPAR of our Consolidated Hotels for the two months ended February 29, 2020 and 2019 and the three months ended March 31, 2020 and 2019 for our Same Store Hotels.

	Two Months Ended February 29,		Three Months Ended March 31,
Same Store Hotels	2020	2019	2020	2019
Occupancy Rate	68.6%	66.9%	55.7%	70.1%
ADR	$243.14	$243.11	$243.59	$253.07
RevPAR	166.71	162.55	135.65	177.32

Hotel Revenues

For the three months ended March 31, 2020 as compared to the same period in 2019, hotel revenues decreased by $37.2 million primarily due to the impact of COVID-19 on our hotel operations. We have experienced cancellations of rooms and conferences, and expect that we will continue to do so until the spread of the virus, or the fear of its spread, subsides. Also, government-imposed restrictions on travel and large gatherings have adversely affected the performance of our hotels. Moreover, our operations have been negatively affected in cases where the hotel employees are quarantined as the result of exposure to the virus. Disposition activity during 2019 resulted in a decrease in revenue of $10.5 million during the three months ended March 31, 2020 as compared to the same period in 2019.

Hotel Operating Expenses

Room expense, food and beverage expense and other operating department costs fluctuate based on various factors, including occupancy, labor costs, utilities and insurance costs.

For the three months ended March 31, 2020 as compared to the same period in 2019, aggregate hotel operating expenses decreased by $17.2 million primarily due to the impact of COVID-19 on our operations, as discussed above. Included in hotel operating expenses for the three months ended March 31, 2020 are $2.6 million of COVID-19 related hotel employee furlough costs. Disposition activity during 2019 resulted in a decrease in expenses of $8.4 million during the three months ended March 31, 2020 as compared to the same period in 2019.

Impairment Charges

Our impairment charges are more fully described in Note 7.

During the three months ended March 31, 2020, we recognized impairment charges totaling $120.2 million on six Consolidated Hotels in order to reduce the carrying value of the properties to their estimated fair values, resulting from the adverse effect of COVID-19 on our hotel operations.

Corporate General and Administrative Expenses

For the three months ended March 31, 2020 as compared to the same period in 2019, corporate general and administrative expenses increased by $0.7 million primarily due to an increase in personnel and overhead reimbursements of $0.3 million in advance of the internalization transaction in which the Combined Company became self-managed upon the completion of the Merger and professional fees of $0.2 million. Professional fees include legal, accounting and investor-related expenses incurred in the normal course of business.

Transaction Costs

For the three months ended March 31, 2020, as compared to the same period in 2019, transactions costs increased by $1.6 million and represented legal, accounting, investor relations and other transaction costs related to the Merger and related transactions.

CWI 1 3/31/2020 10-Q – 32

Equity in Losses of Equity Method Investments in Real Estate, Net

Equity in losses of equity method investments in real estate, net represents losses from our equity investments in Unconsolidated Hotels recognized in accordance with each investment agreement and based upon the allocation of the investment’s net assets at book value as if the investment were hypothetically liquidated at the end of each reporting period (Note 5). We are required to periodically compare an investment’s carrying value to its estimated fair value and recognize an impairment charge to the extent that the carrying value exceeds the estimated fair value and is determined to be other than temporary. We recognized $17.8 million of other-than-temporary impairment charges on our equity method investments in real estate during the three months ended March 31, 2020. No such charges were recognized during the three months ended March 31, 2019.

The following table sets forth our share of equity in (losses) earnings from our Unconsolidated Hotels, which are based on the HLBV model, as well as certain amortization adjustments related to basis differentials from acquisitions of investments (in thousands):

	Three Months Ended March 31,
Venture	2020	2019
Ritz-Carlton Bacara, Santa Barbara Venture (a)	$(20,456)	$(1,976)
Ritz-Carlton Philadelphia Venture (b)	(3,058)	(1,485)
Marriott Sawgrass Golf Resort & Spa Venture (b)	127	2,491
Hyatt Centric French Quarter Venture (b)	(6)	430
Total equity in losses of equity method investments in real estate, net	$(23,393)	$(540)
___________

(a)	Includes an other-than-temporary impairment charge on this investment of $17.8 million recognized during the three months ended March 31, 2020, as described in Note 7.

(b)
The change in our share of equity in (losses) earnings for the three months ended March 31, 2020 as compared to the same period in 2019 was primarily a result of the impact of COVID-19 on our hotel operations.

Interest Expense

For the three months ended March 31, 2020 as compared to the same period in 2019, interest expense decreased by $2.0 million. Our average outstanding debt balance was $1.2 billion and $1.3 billion for the three months ended March 31, 2020 and 2019, respectively, decreasing primarily as a result of disposition activity during 2019. Our weighted-average interest rate was 4.6% and 4.7% for the three months ended March 31, 2020 and 2019, respectively.

Income Attributable to Noncontrolling Interests

The following table sets forth our (income) loss attributable to noncontrolling interests (in thousands):

	Three Months Ended March 31,
Venture	2020	2019
Ritz-Carlton Key Biscayne Venture (a)	$(1,154)	$(1,752)
Ritz-Carlton Fort Lauderdale Venture (a)	245	(613)
Sheraton Austin Hotel at the Capitol Venture (a)	49	(284)
Hilton Garden Inn New Orleans French Quarter/CBD Venture	—	(30)
Operating Partnership — Available Cash Distribution (Note 3) (b)	—	(1,899)
	$(860)	$(4,578)
___________

(a)
The change in income attributable to noncontrolling interest for the three months ended March 31, 2020 as compared to the same period in 2019 was primarily a result of the impact of COVID-19 on our hotel operations.

(b)	As a result of the impact that COVID-19 had on hotel operations, there were no Available Cash Distributions made during the three months ended March 31, 2020.

CWI 1 3/31/2020 10-Q – 33

Modified Funds from Operations

MFFO is a non-GAAP measure that we use to evaluate our business. For a definition of MFFO and a reconciliation to net income or loss attributable to CWI stockholders, see Supplemental Financial Measures below.

For the three months ended March 31, 2020 as compared to the same period in 2019, MFFO decreased by $13.3 million primarily as a result of the impact that COVID-19 had on hotel operations, as discussed above.

Liquidity and Capital Resources

The Combined Company’s principal demands for funds will be for the payment of operating expenses, interest and principal on current and future indebtedness and distributions to stockholders. Liquidity is affected adversely by unanticipated costs and greater-than-anticipated operating expenses. The Combined Company expects to meet its long-term liquidity requirements from cash generated from operations. To the extent that these funds are insufficient to satisfy the Combined Company’s cash flow requirements, additional funds may be provided from asset sales, long- and/or short-term borrowings (as discussed further below), the issuance of additional preferred and/or common stock and proceeds from mortgage financings or refinancings.

Due to the COVID-19 pandemic and as a result of numerous government mandates, health official mandates and significantly reduced demand, as of the date of this Report, the Combined Company has fully suspended operations at 8 of its 32 hotel properties and has limited operations at the remaining 24 properties. Significant events affecting travel, including the COVID-19 pandemic, typically have an impact on booking patterns, with the full extent of the impact generally determined by the duration of the event and its impact on travel decisions. The Combined Company believes the ongoing effects of the COVID-19 pandemic on its operations have had, and will continue to have, a material adverse impact on its financial results and liquidity, and such adverse impact may continue well beyond the containment of such outbreak.

The Combined Company has taken various actions to help mitigate the effects of the COVID-19 pandemic on its operational results and to preserve its liquidity at both the operational and corporate level, including among others: reducing capital expenditures and reducing operating expenses, suspending paying distributions on its common stock and maintaining the suspension of its redemption program, and temporarily suspending required contributions to the furniture, fixture and equipment replacement reserve at certain of the Combined Company’s hotels.

The Combined Company is actively working with our lenders on debt forbearance plans. The Combined Company has sought relief from all of our lenders to defer interest and principal payments and temporarily waive the application of certain cash flow covenants. As of the date of this Report, the Combined Company has executed loan modifications on 18 of our 32 mortgage loans, aggregating $1.3 billion of indebtedness, under which interest and principal payments have been temporarily deferred and/or temporary covenant relief has been granted, including four loans for which we were not in compliance with certain financial covenants as of March 31, 2020. In addition, at March 31, 2020, we and CWI 2, collectively, were not in compliance with certain financial covenants under four mortgage loans, aggregating $167.8 million of indebtedness, and as a result entered into cash management agreements with the lender. We have determined that we are likely to be unable to satisfy certain covenants in the future on most, if not all, of our mortgage loans depending on the length of the pandemic, and the Combined Company is planning to seek additional relief from our lenders. If the Combined Company is unable to repay, refinance or extend maturing mortgage loans, or if we breach a covenant and do not get a waiver from the applicable lenders, the lenders may declare events of default and seek to foreclose on the underlying hotels. The Combined Company may choose to turn over one or more hotels back to the related mortgage lender. Even if the Combined Company is able to obtain payment or covenant relief, it may incur increased costs and increased interest rates and may agree to additional restrictive covenants and other lender protections related to the mortgage loans.

The Combined Company is actively seeking to raise capital through a variety of strategies. The Combined Company is actively marketing certain assets for sale and have identified additional assets that could be sold if needed. The Combined Company is actively exploring strategic financing transactions, which may include the issuance of additional preferred and/or common stock and/or the incurrence of additional indebtedness.

CWI 1 3/31/2020 10-Q – 34

Sources and Uses of Cash During the Period

We have fully invested the proceeds from both our initial public offering and follow-on offering. We use the cash flow generated from hotel operations to meet our normal recurring operating expenses, service debt and fund distributions to our shareholders. Our cash flows fluctuate from period to period due to a number of factors, including the financial and operating performance of our hotels, the timing of purchases or dispositions of hotels, the timing and characterization of distributions from equity method investments in hotels and the seasonality in the demand for our hotels. Also, hotels we invest in may undergo renovations, during which they may experience disruptions, possibly resulting in reduced revenue and operating income. We believe the ongoing effects of the COVID-19 pandemic on our operations have had, and will continue to have a material adverse impact on our financial results and liquidity, and such adverse impact may continue well beyond the containment of such outbreak. To the extent available, we expect to use cash generated from operations to fund a portion of our recurring short-term and long-term liquidity needs. We may also use existing cash resources, the proceeds of mortgage loans and sales of assets. We assess our ability to access capital on an ongoing basis. Our sources and uses of cash during the period are described below.

Operating Activities — For the three months ended March 31, 2020 as compared to the same period in 2019, net cash (used in) provided by operating activities decreased by $25.4 million, primarily reflecting the impact of COVID-19 on our hotel operations.

Investing Activities — Net cash used in investing activities for the three months ended March 31, 2020 was $8.6 million as a result of funding $6.5 million of capital expenditures for our Consolidated Hotels and capital contributions of $0.9 million to the Ritz-Carlton Bacara, Santa Barbara Venture, which was used, in part, to fund a renovation at the hotel. Also, we made a payment of $1.2 million to Watermark in consideration of the commitments of Watermark and Mr. Medzigian to wind down and ultimately liquidate a private fund that was formed to raise capital to invest in lodging properties, and to devote their business activities exclusively to the affairs of us and CWI 2, and upon closing of the Merger, the Combined Company, and certain other activities, as discussed in Note 3.

Financing Activities — Net cash used in financing activities for the three months ended March 31, 2020 was $15.1 million, primarily as a result of cash distributions paid to stockholders aggregating $20.4 million and payments of mortgage financing totaling $4.5 million, partially offset by the reinvestment of distributions in shares of our common stock through our DRIP totaling $10.6 million.

Distributions

Our objectives are to generate sufficient cash flow over time to provide stockholders with distributions and to manage a portfolio of investments with potential for capital appreciation throughout varying economic cycles. For the three months ended March 31, 2020, we paid distributions to stockholders totaling $20.4 million, which were comprised of cash distributions of $9.8 million and distributions that were reinvested in shares of our common stock by stockholders through our DRIP of $10.6 million, which represents payment for the distribution declared in the fourth quarter of 2019. From inception through March 31, 2020, we declared distributions, excluding distributions paid in shares of our common stock, to stockholders totaling $462.0 million, which were comprised of cash distributions of $194.8 million and $267.2 million of distributions that were reinvested by stockholders in shares of our common stock pursuant to our DRIP.

In light of the impact that the COVID-19 outbreak has had on our business, and the uncertainty as to the ultimate severity and duration of the outbreak and its effects, we did not pay distributions on our common stock in respect of the quarter ended March 31, 2020, in order to enable us to retain cash and preserve financial flexibility. Additionally, the board of director has determined to temporarily suspend redemptions. The current suspension of our redemption programs, with the exception of special circumstances redemptions, will remain in effect until reinstated by the board of director.

CWI 1 3/31/2020 10-Q – 35

Redemptions

We maintain a quarterly redemption program pursuant to which we may, at the discretion of our board of directors, redeem shares of our common stock from stockholders seeking liquidity. As discussed above, our redemption program is currently suspended, with the exception of special circumstance redemptions. During the three months ended March 31, 2020, we redeemed 70,015 shares of our common stock pursuant to our redemption plan, comprised of 29 redemption requests at an average share price of $10.04. As of the date of this Report, we have fulfilled all of the valid redemption requests that we received during the three months ended March 31, 2020. We funded all share redemptions during the three months ended March 31, 2020 from distributions that were reinvested by stockholders in shares of our common stock pursuant to our DRIP.

Summary of Financing

The table below summarizes our non-recourse debt, net (dollars in thousands):

	March 31, 2020	December 31, 2019
Carrying Value
Fixed rate (a)	$881,033	$884,849
Variable rate:
Non-recourse debt (a):
Amount subject to interest rate caps	307,019	306,918
Amount subject to floating interest rate	14,180	14,300
	321,199	321,218
	$1,202,232	$1,206,067
Percent of Total Debt
Fixed rate	73%	73%
Variable rate	27%	27%
	100%	100%
Weighted-Average Interest Rate at End of Period
Fixed rate	4.4%	4.4%
Variable rate (b)	4.5%	5.0%
___________

(a)	Aggregate debt balance includes deferred financing costs totaling $5.4 million and $6.0 million at March 31, 2020 and December 31, 2019, respectively.

(b)	The impact of our derivative instruments is reflected in the weighted-average interest rates.

Covenants

Pursuant to our mortgage loan agreements, our consolidated subsidiaries are subject to various operational and financial covenants, including minimum debt service coverage and debt yield ratios. Most of our mortgage loan agreements contain “lock-box” provisions, which permit the lender to access or sweep a hotel’s excess cash flow and could be triggered by the lender under limited circumstances, including the failure to maintain minimum debt service coverage ratios. If a lender requires that we enter into a cash management agreement, we would generally be permitted to spend an amount equal to our budgeted hotel operating expenses, taxes, insurance and capital expenditure reserves for the relevant hotel. The lender would then hold all excess cash flow after the payment of debt service in an escrow account until certain performance hurdles are met.

At March 31, 2018, the minimum debt service coverage ratio for the Courtyard Pittsburgh Shadyside was not met; this ratio was still not met as of March 31, 2020 and a cash management agreement remained in effect.

At September 30, 2018, the minimum debt service coverage ratio for the Westin Minneapolis was not met and a cash management agreement was entered into. We received a waiver from the lender of all financial covenants through the second quarter of 2020, however, the cash management agreement remained in effect.

CWI 1 3/31/2020 10-Q – 36

At September 30, 2018, the minimum debt service coverage ratio for the Equinox was not met; this ratio was still not met as of March 31, 2020 and a cash management agreement remained in effect.

At December 31, 2018, the minimum debt yield ratio for the Sanderling Resort was not met; therefore, in May 2019, the loan began to amortize in an amount equal to the original loan amount over a 25-year period and will continue to amortize until such time as the minimum debt yield ratio is met. As of March 31, 2020, this ratio was still not met and the minimum debt service coverage ratio was not met.

At September 30, 2019, the minimum debt service coverage ratio for the Holiday Inn Manhattan 6th Avenue Chelsea was not met; this ratio was still not met as of March 31, 2020 and a cash management agreement remained in effect.

At December 31, 2019, the minimum debt service coverage ratio for the Courtyard Times Square West was not met; this ratio was still not met as of March 31, 2020 and a cash management agreement remained in effect.

At March 31, 2020, the minimum debt service coverage ratios for Ritz-Carlton Fort Lauderdale, Fairmont Sonoma Mission Inn & Spa and Ritz-Carlton Bacara, Santa Barbara were not met. We have entered into cash management agreements for Fairmont Sonoma Mission Inn & Spa and Ritz-Carlton Bacara, Santa Barbara.

We are actively working with our lenders on debt forbearance plans. We have sought relief from all of our lenders to defer interest and principal payments and temporarily waive the application of certain cash flow covenants. See Note 1 for further discussion.

Cash Resources

At March 31, 2020, our cash resources consisted of cash and cash equivalents totaling $47.8 million, of which $15.9 million was designated as hotel operating cash. Our cash resources can be used for working capital needs, debt service and other commitments, such as the renovation commitments noted below.

Cash Requirements

During the next 12 months from the date of this Report, we expect that the cash requirements of the Combined Company will include making scheduled mortgage loan principal payments, including scheduled balloon payments of $490.7 million on 11 mortgage loans and funding operating shortfalls at our hotels, as well as other normal recurring operating expenses.

We believe the ongoing effects of the COVID-19 pandemic on our operations have had, and will continue to have a material adverse impact on our financial results and liquidity, and such adverse impact may continue well beyond the containment of such outbreak. To the extent available, we expect to use cash generated from operations to fund a portion of these requirements. We are actively working with our lenders on debt forbearance plans. We have sought relief from all of our lenders to defer interest and principal payments and temporarily waive the application of certain cash flow covenants, if applicable. The Combined Company has extension options with respect to a portion of our mortgage loans due within the next 12 months; however, there can be no assurance that we will be able to extend each of the mortgage loans. We are actively seeking to raise capital through a variety of strategies. We are actively marketing certain assets for sale and have identified additional assets that could be sold if needed. In addition, we are actively exploring strategic financing transactions, which may include the issuance of additional preferred and/or common stock and/or the incurrence of additional indebtedness. We may choose to turn over one or more hotels back to the related mortgage lender.

We have assessed our current financial condition, including current cash available, forecasted future cash flows and our contractual obligations over the next 12 months, as well as the uncertainty surrounding the ongoing impact the COVID-19 pandemic will have on our operations including the ultimate severity and duration of the outbreak and have determined there is substantial doubt about our ability to continue as a going concern for the next 12 months after the date of this Report. This assessment assumes we do not receive any additional proceeds from assets sales or equity or debt financing transactions.

CWI 1 3/31/2020 10-Q – 37

Capital Expenditures and Reserve Funds

With respect to our hotels that are operated under management or franchise agreements with major international hotel brands and for most of our hotels subject to mortgage loans, we are obligated to maintain furniture, fixtures and equipment reserve accounts for future capital expenditures sufficient to cover the cost of routine improvements and alterations at these hotels. The amount funded into each of these reserve accounts is generally determined pursuant to the management agreements, franchise agreements and/or mortgage loan documents for each of the respective hotels and typically ranges between 3% and 5% of the respective hotel’s total gross revenue. At March 31, 2020 and December 31, 2019, $31.1 million and $34.6 million, respectively, was held in furniture, fixtures and equipment reserve accounts for future capital expenditures, and is included in Restricted cash in the consolidated financial statements. In addition, due to the effects of the COVID-19 pandemic on our operations, we have been working with the brands, management companies and lenders and anticipate using a portion of the available restricted cash reserves to cover operating costs at our properties.

Off-Balance Sheet Arrangements and Contractual Obligations

The table below summarizes our debt, off-balance sheet arrangements and other contractual obligations (primarily our capital commitments and lease obligations) at March 31, 2020 and the effect that these arrangements and obligations are expected to have on our liquidity and cash flow in the specified future periods (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Non-recourse debt — Principal (a)	$1,207,588	$271,638	$816,154	$119,796	$—
Interest on borrowings (b)	98,608	49,745	45,358	3,505	—
Operating lease commitments (c)	923,493	5,498	10,826	10,685	896,484
Contractual capital commitments (d)	15,215	3,436	10,559	1,220	—
	$2,244,904	$330,317	$882,897	$135,206	$896,484
___________

(a)	Excludes deferred financing costs totaling $5.4 million.

(b)	For variable-rate debt, interest on borrowings is calculated using the capped interest rate, when in effect.

(c)
At March 31, 2020, this balance primarily related to our commitments on ground leases for two hotels, which expire in 2087 and 2099 and have contractual rent increases throughout their respective terms; therefore, the most significant commitments occur near the conclusion of the leases.

(d)
Capital commitments represent our remaining contractual renovation commitments at our Consolidated Hotels, which does not reflect any renovation work to be undertaken as a result of Hurricane Irma (Note 10).

Supplemental Financial Measures

In the real estate industry, analysts and investors employ certain non-GAAP supplemental financial measures in order to facilitate meaningful comparisons between periods and among peer companies. Additionally, in the formulation of our goals and in the evaluation of the effectiveness of our strategies, we use FFO and MFFO, which are non-GAAP measures defined by our management. We believe that these measures are useful to investors to consider because they may assist them to better understand and measure the performance of our business over time and against similar companies. A description of FFO and MFFO, and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures, are provided below.

FFO and MFFO

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to, nor a substitute for, net income or loss as determined under GAAP.

CWI 1 3/31/2020 10-Q – 38

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate, and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above. However, NAREIT’s definition of FFO does not distinguish between the conventional method of equity accounting and the HLBV method of accounting for unconsolidated partnerships and jointly owned investments.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization, as well as impairment charges of real estate-related assets, provides a more complete understanding of our performance to investors and to management; and when compared year over year, reflects the impact on our operations from trends in occupancy rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income or loss. In particular, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions, which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist. For real estate assets held for investment and related intangible assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property’s asset group to the estimated future net undiscounted cash flow that we expect the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. It should be noted, however, that the property’s asset group’s estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value. While impairment charges are excluded from the calculation of FFO described above due to the fact that impairments are based on estimated future undiscounted cash flows, it could be difficult to recover any impairment charges. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or loss or in its applicability in evaluating the operating performance of the company. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures FFO and MFFO and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) were put into effect subsequent to the establishment of NAREIT’s definition of FFO. Management believes these cash-settled expenses, such as acquisition fees that are typically accounted for as operating expenses, do not affect our overall long-term operating performance. Publicly registered, non-traded REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-traded REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after acquisition activity ceases. Due to the above factors and other unique features of publicly registered, non-traded REITs, the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (“IPA”), an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-traded REITs and which we believe to be another appropriate non-GAAP measure to reflect the operating performance of a non-traded REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance now that our offering has been completed and once essentially all

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of our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-traded REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance, with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. MFFO should only be used to assess the sustainability of a company’s operating performance after a company’s offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on a company’s operating performance during the periods in which properties are acquired.

We define MFFO consistent with the IPA’s Practice Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”), issued by the IPA in November 2010. This Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income or loss, as applicable: acquisition fees and expenses; accretion of discounts and amortization of premiums on debt investments; where applicable, payments of loan principal made by our equity investees accounted for under the HLBV model where such payments reduce our equity in earnings of equity method investments in real estate, nonrecurring impairments of real estate-related investments (i.e., infrequent or unusual, not reasonably likely to recur in the ordinary course of business); mark-to-market adjustments included in net income or loss; nonrecurring gains or losses included in net income or loss from the extinguishment or sale of debt, hedges, derivatives or securities holdings, where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for Consolidated and Unconsolidated Hotels, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income or loss in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses that are unrealized and may not ultimately be realized.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition-related expenses, fair value adjustments of derivative financial instruments and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income or loss. These expenses are paid in cash by a company. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the company, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income or loss in determining cash flow from operating activities. We account for certain of our equity investments using the HLBV model which is based on distributable cash as defined in the operating agreement.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-traded REITs, which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that MFFO and the adjustments used to calculate it allow us to present our performance in a manner that takes into account certain characteristics unique to non-traded REITs, such as their limited life, defined acquisition period and targeted exit strategy, and is therefore a useful measure for investors. For example, acquisition costs are generally funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income or loss as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance.

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Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry and we would have to adjust our calculation and characterization of FFO and MFFO accordingly.

FFO and MFFO were as follows (in thousands):

	Three Months Ended March 31,
	2020	2019
Net loss attributable to CWI stockholders	$(170,005)	$(14,364)
Adjustments:
Impairment charges	120,220	—
Depreciation and amortization of real property	18,856	19,122
Proportionate share of adjustments for partially-owned entities — FFO adjustments (a)	21,038	(48)
Total adjustments	160,114	19,074
FFO attributable to CWI stockholders (as defined by NAREIT)	(9,891)	4,710
Adjustments:
Straight-line and other rent adjustments	1,935	2,338
Transaction costs (b)	1,809	—
Loss on hurricane-related property damage (b)	—	232
Proportionate share of adjustments for partially-owned entities — MFFO adjustments	273	98
Total adjustments	4,017	2,668
MFFO attributable to CWI stockholders	$(5,874)	$7,378
___________

(a)	This adjustment includes an other-than-temporary impairment charge of $17.8 million recognized on our equity investment in the Ritz-Carlton Bacara, Santa Barbara Venture.

(b)
We have excluded these costs because of their non-recurring nature. By excluding such costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Transaction costs for the three months ended March 31, 2020 are costs incurred in connection with the Merger and related transactions and included legal, accounting, investor relations and other transaction costs.

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Quantitative and Qualitative Disclosures About Market Risk.

Market Risk

We currently have limited exposure to financial market risks, including changes in interest rates. We currently have no foreign operations and are not exposed to foreign currency fluctuations.

Interest Rate Risk

The values of our real estate and related fixed-rate debt obligations are subject to fluctuations based on changes in interest rates. The value of our real estate is also subject to fluctuations based on local and regional economic conditions, which may affect our ability to refinance property-level mortgage debt when balloon payments are scheduled, if we do not choose to repay the debt when due. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control. An increase in interest rates would likely cause the fair value of our assets to decrease.

We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we generally seek non-recourse mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our joint investment partners have obtained, and may in the future obtain, variable-rate non-recourse mortgage loans, and, as a result, we have entered into, and may continue to enter into, interest rate swap agreements or interest rate cap agreements with counterparties. See Note 8 for additional information on our interest rate swaps and caps.

At March 31, 2020, all of our debt bore interest at fixed rates or was subject to an interest rate cap, with the exception of one mortgage loan with an outstanding balance of $14.2 million. Our debt obligations are more fully described in Note 9 and Summary of Financing in Item 2 above. The following table presents principal cash outflows for our Consolidated Hotels based upon expected maturity dates of our long-term debt obligations outstanding at March 31, 2020 and excludes deferred financing costs (in thousands):

	2020 (Remainder)	2021	2022	2023	2024	2025	Total	Fair Value
Fixed-rate debt	$53,510	$408,632	$244,104	$126,618	$50,252	$—	$883,116	$819,014
Variable-rate debt	$85,497	$75,250	$163,725	$—	$—	$—	$324,472	$308,490

The estimated fair value of our fixed-rate debt and our variable-rate debt that currently bears interest at fixed rates or has effectively been converted to a fixed rate through the use of interest rate swaps, or that has been subject to an interest rate cap, is affected by changes in interest rates. A decrease or increase in interest rates of 1.0% would change the estimated fair value of this debt at March 31, 2020 by an aggregate increase of $19.3 million or an aggregate decrease of $19.1 million, respectively. Annual interest expense on our variable-rate debt that is subject to an interest rate cap at March 31, 2020 would increase or decrease by $3.1 million for each respective 1.0% change in annual interest rates.

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Unregistered Sales of Equity Securities.

Unregistered Sales of Equity Securities

During the three months ended March 31, 2020, we issued 416,183 shares of common stock to our Advisor as consideration for asset management fees. These shares were issued at our most recently published NAV of $10.39 per share. In acquiring our shares, our Advisor represented that such interests were being acquired by it for investment purposes and not with a view to the distribution thereof. Since none of these transactions were considered to have involved a “public offering” within the meaning of Section 4(a)(2) of the Securities Act of 1933, the shares issued were deemed to be exempt from registration.

Issuer Purchases of Equity Securities

The following table provides information with respect to repurchases of our common stock during the three months ended March 31, 2020:

2020 Period	Total number of shares purchased (a)	Average price paid per share	Total number of shares purchased as part of publicly announced plans or programs	Maximum number (or approximate dollar value) of shares that may yet be purchased under the plans or programs
January 1 – 31	—	$—	N/A	N/A
February 1 – 29	—	—	N/A	N/A
March 1 – 31	70,015	10.04	N/A	N/A
Total	70,015
___________

(a)
Represents shares of our common stock repurchased under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions and limitations. The maximum number of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors. We generally receive fees in connection with share redemptions. The average price paid per share will vary depending on the number of redemption requests that were made during the period, the number of redemption requests that qualify for treatment as special circumstances under the terms of the plan, and the most recently published NAV.

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